Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 6, 2004

among

JOS. A. BANK CLOTHIERS, INC.,

as Company,

THE LENDERS NAMED HEREIN,

as Lenders,

and

WELLS FARGO RETAIL FINANCE II, LLC,

as Agent

and

NATIONAL CITY COMMERCIAL FINANCE, INC.,

as Documentation Agent

TABLE OF CONTENTS

Section 1. DEFINITIONS
1.1. Certain Defined Terms
1.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3. Other Definitional Provisions.

Section 2. AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES
2.1. Loans and Notes
2.2. Letters of Credit
2.3. Interest on the Loans
2.4. Fees.
2.5. Prepayments and Payments
2.6. [Intentionally Omitted].
2.7. Special Provisions Governing LIBOR Rate Loans
2.8. Increased Costs; Taxes; Capital Adequacy.
2.9. Lenders’ Obligation to Mitigate.
2.10. Security for the Loans

Section 3. CONDITIONS TO LOANS AND LETTERS OF CREDIT
3.1. Conditions to Term Loans and Initial Loans.
3.2. Conditions to All Loans.
3.3. Conditions to Letters of Credit.

Section 4. COMPANY’S REPRESENTATIONS AND WARRANTIES
4.1. Organization, Powers, Good Standing, Business and Subsidiaries.
4.2. Authorization of Borrowing, etc.
4.3. Financial Condition
4.4. No Adverse Material Change
4.5. Title to Properties; Liens
4.6. Litigation; Adverse Facts
4.7. Payment of Taxes
4.8. Materially Adverse Agreements; Performance
4.9. Governmental Regulation.
4.10. [Intentionally Omitted].
4.11. Employee Benefit Plans
4.12. Disclosure
4.13. Security Interests
4.14. Environmental Protection.
4.15. Employee Matters.

Section 5. COMPANY’S AFFIRMATIVE COVENANTS
5.1. Financial Statements and Other Reports
5.2. Corporate Existence, etc.
5.3. Payment of Taxes and Claims; Tax Consolidation.
5.4. Equal Security for Loans and Notes; No Further Negative Pledges.
5.5. Maintenance of Properties; Insurance
5.6. Inspection.
5.7. Compliance with Laws, etc
5.8. Collateral Documents: Further Assurances.
5.9. Environmental Disclosure and Inspection.
5.10. Company’s Remedial Action Regarding Hazardous Materials
5.11. Environmental Indemnity.
5.12. [Intentionally Omitted].
5.13. Appraisals
5.14. [Intentionally Omitted].

Section 6. COMPANY’S NEGATIVE COVENANTS
6.1. Indebtedness
6.2. Liens and Related Matters
6.3. Investments.
6.4. Contingent Obligations.
6.5. Restricted Payments
6.6. Minimum EBITDA.
6.7. Restriction on Fundamental Changes; Issuance of Preferred Stock.
6.8. Conduct of Business.
6.9. [Intentionally Omitted].
6.10. Sales and Lease-Backs
6.11. Sale or Discount of Receivables.
6.12. Transactions with Shareholders and Affiliates.
6.13. Disposal of Subsidiary Stock. Company will not,

Section 7. EVENTS OF DEFAULT
7.1. Failure to Make Payments When Due.
7.2. Default in Other Agreements.
7.3. Breach of Warranty.
7.4. Other Defaults Under Agreement.
7.5. Involuntary Bankruptcy; Appointment of Receiver, etc
7.6. Voluntary Bankruptcy; Appointment of Receiver, etc.
7.7. Judgments and Attachments.
7.8. Dissolution.
7.9. Employee Benefit Plans
7.10. Invalidity of Guaranty.
7.11. Failure of Security
7.12. [Intentionally Omitted].

2

7.13. [Intentionally Omitted].

Section 8. AGENT
8.1. Appointment
8.2. Powers; General Immunity.
8.3. Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.
8.4. Right to Indemnity.
8.5. Payee of Note Treated as Owner
8.6. [Intentionally Omitted].
8.7. Collateral Documents

Section 9. MISCELLANEOUS
9.1. Assignments and Participations in Loans and Letters of Credit.
9.2. Expenses
9.3. Indemnity
9.4. Set Off
9.5. Ratable Sharing
9.6. Amendments and Waivers
9.7. Independence of Covenants and Defaults
9.8. Notices
9.9. Survival of Representations, Warranties and Agreements.
9.10. Failure or Indulgence Not Waiver; Remedies Cumulative
9.11. Marshalling; Payments Set Aside.
9.12. Severability.
9.13. Obligations Several; Independent Nature of Lenders’ Rights
9.14. Headings
9.15. Applicable Law.
9.16. Successors and Assigns
9.17. Consent to Jurisdiction and Service of Process.
9.18. Waiver of Jury Trial.
9.19. Confidentiality.
9.20. Counterparts; Effectiveness.

3

Exhibits

Schedules

Schedule 2.1	Commitments of Lenders
Schedule 4.6	Litigation

4

JOS. A. BANK CLOTHIERS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 6, 2004

This Amended and Restated Credit Agreement is dated as of January 6, 2004, and entered into by and among JOS. A. BANK CLOTHIERS, INC., a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and WELLS FARGO RETAIL FINANCE II, LLC (“WFRF”), as agent for Lenders (in such capacity, “Agent”).

RECITALS

WHEREAS, Company, Wells Fargo Bank, National Association (“Wells Fargo”) and certain other financial institutions (collectively with Wells Fargo, the “Existing Lenders”) are parties to that certain Fourth Amended and Restated Credit Agreement dated as of April 30, 1996, as amended (the “Existing Credit Agreement”).

WHEREAS, Wells Fargo assigned 100% of its interests under the Existing Credit Agreement to Foothill Capital Corporation (“Foothill”) pursuant to an Assignment and Acceptance dated as of June 2, 1999;

WHEREAS, Foothill assigned 100% of its interests under the Existing Credit Agreement to WFRF pursuant to an Assignment and Acceptance dated as of March 26, 2003;

WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders have made certain loans and issued certain letters of credit for the account of Company;

WHEREAS, Company has requested that the credit facilities under the Existing Credit Agreement be restructured in certain respects, and WFRF is willing to amend and restate the Existing Credit Agreement to do so; and

WHEREAS, Company, WFRF and Agent desire to amend the Existing Credit Agreement and restate it in its entirety;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants contained herein, Company, Lenders and Agent agree as follows:

Section 1.  DEFINITIONS

1.1.  Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“Accordion Activation” has the meaning assigned to that term in subsection 2.1H.

“Accordion Amount” means an amount up to $25,000,000.

“Accordion Commitment” means the commitments of Accordion Lenders to fund the Accordion Amount as set forth in subsections 2.1H.

“Accordion Lenders” means the Lenders identified as “Accordion Lenders” on Schedule 2.1 to this Agreement and, when used in the context of a particular Accordion Commitment, shall mean Accordion Lenders having that Accordion Commitment.

“Adjustment Date” means the first day of the month immediately following the month in which a Compliance Certificate is to be delivered by Company pursuant to subsection 5.1(vi)(b).

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control”, (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

“Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 9.5.

“Agreement” means this Amended and Restated Credit Agreement dated as of January 6, 2004, as it may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Applicable Margin” means, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Excess Availability based on the average Excess Availability for the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Excess Availability	LIBOR Rate Margin	Prime Rate Margin	Documentary L/Cs	Standby L/Cs
I	Greater than $45,000,000	1.25%	0.00%	0.75%	1.25%
II	Less than or equal to $45,000,000 but greater than $20,000,000	1.50%	0.00%	1.00%	1.375%
III	Less than or equal to $20,000,000	2.00%	0.25%	1.50%	2.00%

Notwithstanding the foregoing, (a) for the Loans outstanding and the Letters of Credit fees payable during the period commencing on the Closing Date and ending on the last day of Company’s fiscal quarter ending on or about July of 2004, the Applicable Margin shall be the Applicable Margin set forth in Level II above, and (b) if Company fails to deliver any Compliance Certificate pursuant to subsection 5.1(vi) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement entered into by a Lender and an Eligible Assignee, and accepted by Agent, in substantially the form of Exhibit I annexed hereto.

“Availability Reserves” means such reserves as Agent from time to time determines in its reasonable discretion as being appropriate to reflect the impediments to Agent’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:  (a) rent (in an amount to be determined in Agent’s reasonable discretion, but which shall be no more than two (2) months rent) for any leased store location in a jurisdiction which recognizes landlord Liens for which a collateral access agreement, landlord lien waiver or functional equivalent, in each case in form and substance satisfactory to Agent (it being agreed by the parties hereto that landlord lien waiver language contained within any lease in form substantially similar to the language set forth on Exhibit VII annexed hereto shall be deemed acceptable by Agent), has not been received by Agent (irrespective of whether any rent is currently due); (b) returns, customer credits, gift certificates, layaway obligations, frequent shopper programs and similar liabilities of Company and its Subsidiaries to their retail customers and prospective customers; (c) payables (based upon payables which are 60 days or more past due); (d) customer deposits; (e) taxes and other governmental charges, including tax Liens, ad valorem, personal property, sales, and other taxes which may have priority over the security interests of the Lenders in the Collateral; (f) held or post-dated checks issued by Company; (g) any judgment lien against Company or any Collateral; (h) Company’s failure to pay when due and payable Indebtedness owing to any trade creditor; and (i) non-duplicative Letter of Credit reserves; provided, however, Availability Reserves shall not include reserves based on gift certificates or customer deposits so long as Excess Availability exceeds $15,000,000.

“Bank Products” means any service or facility extended to Company or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearing house transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Interest Rate Agreements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Massachusetts or is a day on which banking institutions located in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” has the meaning ascribed to it in subsection 2.10 of this Agreement.

“Closing Date” means the date on or before January 6, 2004, on which the conditions set forth in subsection 3.1 are satisfied.

“Collateral” means any or all of the real, personal or mixed property subject to a lien or security interest pursuant to the Collateral Documents.

“Collateral Documents” means all deeds of trust, mortgages, security agreements, pledge agreements, assignments, financing and continuation statements and all other instruments or documents delivered by Company or its Subsidiaries pursuant to this Agreement (including but not limited to the Security Agreements) in order to grant to Agent on behalf of Lenders, Liens on certain real, personal or mixed property of Company or its Subsidiaries, as the case may be and all amendments, modifications and supplements thereto.

“Commercial Letter of Credit” means (i) the commercial letters of credit issued by Wells Fargo under the Existing Credit Agreement and outstanding on the Closing Date or drawn but unreimbursed on the Closing Date and any renewals or extensions thereof and (ii) any commercial sight letter of credit issued by the L/C Issuing Bank pursuant to subsection 2.2 on or after the Closing Date for the purpose of providing the primary payment mechanism in connection with the purchase of inventory by Company in the ordinary course of its business or for any other general corporate purpose in the ordinary course of its business.

“Commitments” means the commitments of Lenders to make Loans and to issue Letters of Credit (or purchase participations therein, as the case may be) as set forth in subsections 2.1 and 2.2.

“Company” means Jos. A. Bank Clothiers, Inc.

“Confirmation of Increase in Commitment” has the meaning set forth in subsection 2.1H.

“Consolidated Capital Expenditures” means, with respect to the twelve month period immediately prior to the date of determination, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during such period that are included in the property, plant or equipment reflected in the consolidated balance sheet of Company and its Subsidiaries.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another, if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Cost” means the average cost of purchases (determined on a first-in, first out basis), as reported on the Company’s stock ledger, based upon the Company’s accounting practices which are in effect on the date of this Agreement.

“Current Asset Borrowing Base” means, as of any date of determination, the result of (a) the sum of (y) the Eligible Inventory Borrowing Base plus (z) the lesser of: (i) $10,000,000; and (ii) 85% of the Dollar value of Eligible Credit Card Receivables (net of credits as a result of returns and net of amounts due to franchisees), minus (b) Availability Reserves.

“Dollars” or “Dollar” means the lawful money of the United States of America.

“Drawdown Date”  means the date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with subsection 2.3D.

“EBITDA” means, with respect to the 12 month period immediately prior to the date of determination, Company’s and its Subsidiaries consolidated net earnings (or loss), minus one-time unusual non-cash gains, plus one-time unusual non-cash expenses, interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

“Eligible Assignee” means any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) Agent and (ii) unless a Potential Event of Default or an Event of Default has occurred and is continuing, Company (each such approval not to be unreasonably withheld or delayed).

“Eligible Credit Card Receivables” means accounts receivable due in less than seven (7) Business Days on a non-recourse basis from major credit card processors relating to Mastercard, Visa, Discover, Diner’s Club, American Express and other credit card companies satisfactory to Agent.

“Eligible Inventory” means Eligible Landed Inventory or Eligible L/C Inventory.

“Eligible Inventory Borrowing Base” means: (i) for the period commencing December 1st through August 31st of each calendar year, the lesser of: (a) 70% of the Cost of the sum of Eligible Landed Inventory and Eligible L/C Inventory; and (b) 85% of the Net Liquidation Value of the sum of Eligible Landed Inventory and Eligible L/C Inventory; (ii) for the period commencing September 1st through November 30th of each calendar year, the lesser of: (a) 75% of the Cost of the sum of Eligible Landed Inventory and Eligible L/C Inventory; and (b) 90% of the Net Liquidation Value of the sum of Eligible Landed Inventory and Eligible L/C Inventory; plus (iii) the lesser of (a) $3,000,000 and (b) 80% of the Net Liquidation Value of Eligible Raw Materials Inventory; minus (iv) the Inventory Reserve.

“Eligible Landed Inventory” means, as of any date determination, Inventory consisting solely of finished goods, which is and remains acceptable to Agent for lending purposes; provided that there shall be excluded from Eligible Inventory (to the extent not excluded above):

(i)                                     Finished goods which are not held by Company or one of its Subsidiaries for sale as Inventory in the ordinary course of their business or which are obsolete, not in good condition, not of merchantable quality or not saleable in the ordinary course of their business or which are subject to defects which would affect their market value;

(ii)                                  Fashion Items with respect to which more than 24 months have elapsed since the applicable Original Purchase Date for those items as designated in the ordinary course of business by Company and its Subsidiaries;

(iii)                               Inventory in the possession of any Person other than Company or one of its Subsidiaries, except (subject to any additional requirements imposed by Agent, acting in good faith in its sole and absolute discretion, to protect title thereto of Company or one of its Subsidiaries or the Lien thereon granted in favor of Agent on behalf of Lenders) (A) goods held in storage solely for the account of Company or one of its Subsidiaries (subject to the Lien thereon granted in favor of Agent on behalf of Lenders), if the Person in possession has acknowledged in writing the Lien thereon granted in favor of Agent for the benefit of Lenders and has not issued a negotiable document of title as to the goods; and (B) other Inventory in transit between Company and/or Subsidiary locations;

(iv)                              Inventory with respect to which Agent, on behalf of Lenders, does not have a valid and prior, fully perfected Lien or which is not free of all Liens (other than Liens in favor of Agent for the benefit of the Lenders) or other claims of all other Persons; and

(v)                                 Inventory acquired in connection with a Permitted Acquisition with respect to which (a) Agent shall not have received (1) the results of appraisals of such Inventory and (2) such other due diligence as Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to Agent, and (b) Agent shall not have determined an advance rate with respect to such Inventory.

“Eligible L/C Inventory” means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not in one of Company’s locations or in transit among such locations, but as to which (a) the Inventory is or was the subject of a Qualified Import Letter of Credit with an expiry date within 60 days of the date of inclusion as Eligible L/C Inventory, (b) such Inventory currently is in transit or will be in transit within 180 days of the issue date of the Qualified Import Letter of Credit with an expiry date within 60 days of the date of inclusion as Eligible L/C Inventory relating to such Inventory (whether by vessel, air, or land) from a location outside of the continental United States to one of Company’s locations that is the subject of a collateral access agreement, landlord lien waiver, or functional equivalent, (c) title to such Inventory has passed or will pass to Company, prior to any draw being made on the Qualified Import Letter of Credit relating to such Inventory, (d) upon transfer of title, such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent, and (e) such Inventory is subject to a valid custom broker agreement in favor of Agent; provided, however, that for purposes of determining the Cost or Net Liquidation Value of Eligible L/C Inventory, all applicable freight charges with respect to such Eligible L/C Inventory shall be excluded from such determination.

“Eligible Raw Materials Inventory” means, as of any date determination, Inventory consisting solely of raw materials and piece goods (together, “Raw Materials”) owned by Company and its domestic Subsidiaries from time to time designated by Agent, which is and remains acceptable to Agent for lending purposes; provided that there shall be excluded from Eligible Raw Material Inventory (to the extent not excluded above):

(i)                                     Raw Materials which are not held by Company or one of its Subsidiaries to produce Company’s finished goods inventory or which are obsolete, not in good condition, not of merchantable quality or which are subject to defects which would affect their market value;

(ii)                                  Raw Materials in the possession of any Person other than Company or one of its Subsidiaries, except (subject to any additional requirements imposed by Agent, acting in good faith in its sole and absolute discretion, to protect title thereto of Company or one of its Subsidiaries or the Lien thereon granted in favor of Agent on behalf of Lenders) Raw Materials held in storage solely for the account of Company or one of its Subsidiaries (subject to the Lien thereon granted in favor of Agent on behalf of Lenders), if the Person in possession has acknowledged in writing the Lien thereon granted in favor of Agent for the benefit of Lenders and has not issued a negotiable document of title as to the goods;

(iii)                               Raw Materials with respect to which Agent, on behalf of Lenders, does not have a valid and prior, fully perfected Lien or which is not free of all Liens (other than Liens in favor of Lenders) or other claims of all other Persons; and

(iv)                              Raw Materials acquired in connection with a Permitted Acquisition with respect to which (a) Agent shall not have received (1) the results of appraisals of such Raw Materials and (2) such other due diligence as Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to Agent, and (b) Agent shall not have determined an advance rate with respect to such Raw Materials.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which is maintained for employees of Company or any of its ERISA Affiliates.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental)

of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from, onto or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any Environmental Laws or any Governmental Authorizations relating to environmental matters in connection with the Facilities.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation, or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a

Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor (other than a complete or partial withdrawal from the Multi-Employer Plan covering employees of Company or any of its ERISA Affiliates who are members of the Union or any predecessor not resulting in liability or potential liability to the Company or any of its ERISA Affiliates that exceeds, in the aggregate, $1,000,000 in any fiscal year or $4,000,000 overall), or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 7.

“Excess Availability” means, as of any date of determination if such date is a Business Day, or, if such date of determination is not a Business Day, on the immediately preceding Business Day, the amount that Company is entitled to borrow as Loans under subsection 2.1 hereof after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder.

“Existing Approved Indebtedness” means the existing Indebtedness of Company and its Subsidiaries described in the Information Certificate.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit issued by Wells Fargo pursuant to subsection 2.2 of the Existing Credit Agreement and outstanding on the Closing Date or drawn but not reimbursed on the Closing Date.

“Existing Loans” means the loans made under the Existing Credit Agreement which are outstanding on the Closing Date.

“Facilities” means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore, owned by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fashion Items” means finished goods recorded, in the ordinary course of business, on the books and records of Company or any of its Subsidiaries, at the time of wholesale purchase, by product codes corresponding to seasonal, non-basic goods that do not constitute apparel staples, including, by example and without limitation, men’s sportswear, men’s sports coats, men’s fancy dress shirts, all ties and accessories.

“Fund”  means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

“Guaranty” means the Amended and Restated and Consolidated Continuing Guaranty of the Company’s Obligations hereunder, executed by each of Manufacturing, IS and RS.

“Hazardous Materials” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste”, “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form which is or could become friable, (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which could reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) that portion of the Obligations with respect to Synthetic Leases, (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (v) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six (6) months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, and (vi) all indebtedness secured by any Lien, on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements constitute Contingent Obligations and not Indebtedness.  In addition, for purposes of calculating the financial covenants set forth in subsection 6.6, Indebtedness shall not include obligations owed on account of Bank Products.

“Indemnified Liabilities” has the meaning assigned to such term in subsection 9.3.

“Indemnitee” has the meaning assigned to such term in subsection 9.3.

“Information Certificate” means, collectively, the separate Information Certificates for each of the Borrower, Manufacturing, IS and RS that have been delivered to Agent, in each case in substantially the form attached hereto as Exhibit II.

“Interest Payment Date” means (i) as to any Prime Rate Loan, the first day of the calendar month with respect to interest accrued during the immediately preceding calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Prime Rate Loan (it being understood that interest with respect to a Loan shall not begin to accrue until the Drawdown Date of such Loan); and (ii) as to any LIBOR Rate Loan in respect of which the Interest Period is (a) three (3) months or less, the last day of such Interest Period and (b) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.3B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into between Company and Wells Fargo or its Affiliates designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

“Interest Rate Determination Date” means each date for calculating the LIBOR Rate or Prime Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the first day of the related Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Inventory” means all goods, merchandise and other personal property which are held for sale or lease, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service, or are raw materials, components, work in process or materials used or consumed, or to be used or consumed, in the business of Company or any of its Subsidiaries.

“Inventory Reserve” means a reserve against the Eligible Inventory Borrowing Base in the amount of (i) $5,000,000 prior to the Accordion Activation and (ii) $7,500,000 following the Accordion Activation.

“Investment”, as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, stock or other Securities of any other Person other than a Subsidiary, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, relocation allowances, residential mortgage payments in connection with relocation of any employee, loans to employees and similar expenditures in the ordinary course of business, not to exceed $100,000 in the aggregate) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IS” means IS Servicing Co., Inc. a Delaware corporation.

“L/C” has the meaning set forth in subsection 2.2A.

“L/C Guaranty” has the meaning set forth in subsection 2.2A.

“L/C Issuing Bank” means Wells Fargo or such other issuing bank from time to time designated hereunder by Agent.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Affiliate”  means with respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

“Lender Group Expenses” means all costs, expenses, fees and charges required to be paid by Company hereunder and under any of the other Loan Documents that are paid or incurred by Agent and, as contemplated by subsection 9.2(v), paid or incurred by the Lenders.

“Letter of Credit” means an L/C or an L/C Guaranty, as the context requires.

“Letter of Credit Application” means (i) with respect to any Standby Letter of Credit, the L/C Issuing Bank’s printed form “Application for Standby Letter of Credit” or any other form acceptable to the L/C Issuing Bank on which Company applies for the issuance by the L/C Issuing Bank of a Standby Letter of Credit, and (ii) with respect to any Commercial Letter of Credit, the L/C Issuing Bank’s printed form entitled “Application for Commercial Letter of Credit” or any other form acceptable to the L/C Issuing Bank on which Company applies for the issuance by the L/C Issuing Bank of a Commercial Letter of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (b) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuing Bank and not theretofore reimbursed by Company.

“LIBOR Rate” means, for any Interest Rate Determination Date with respect to a LIBOR Rate Loan, the rate per annum (rounded upward, if necessary to the nearest whole 1/16 of 1%) determined by WFRF pursuant to the following formula:

LIBOR RATE =	Base LIBOR Rate
100% – LIBOR Reserve Percentage

“Base LIBOR Rate” shall mean the rate per annum for United States dollar deposits quoted by WFRF as the interbank market offered rate, with the understanding that such rate is quoted by WFRF for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period, for delivery of funds on the first day of such Interest Period for a period of time approximately equal to the number of days comprised therein and in an amount approximately equal to the amount of the LIBOR Rate Loan to be outstanding during such Interest Period. Company understands and agrees that WFRF may base its quotation of the interbank market offered rate upon such offers or other market indicators of the inter-bank market as WFRF in its discretion deems appropriate, including, but not limited to, the rate offered for U.S. dollar deposits on the London inter-bank market. “LIBOR Reserve Percentage” shall mean the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by WFRF for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the LIBOR Rate as provided in subsection 2.3.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” or “Loans” means one or more Loans advanced pursuant to subsection 2.1A and/or the Swing Line Loans advanced pursuant to subsection 2.1F.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Guaranty, the Collateral Documents, the Mortgages, any allonge to a Note and any applications for, reimbursement agreements and any other documents or certificates, including, without limitation, the Letter of Credit Applications, executed in favor of the L/C Issuing Bank relating to the Letters of Credit.

“Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender’s Commitment and/or Accordion Commitment, as applicable, and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender and participations in Letters of Credit purchased (or deemed purchased) or otherwise held by that Lender.

“Manufacturing” means The Joseph A. Bank Mfg. Co., Inc., a New Jersey corporation.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole, or (ii) the material impairment of Company and its Subsidiaries, taken as a whole, to perform, or of Agent or Lenders to enforce, the Obligations.

“Maturity Date” means April 30, 2008.

“Maximum Revolving Amount” means the aggregate amount of Loans and other Obligations that may be borrowed by Company under this Agreement, as such amount may be increased or decreased from time to time in accordance herewith; provided, however, that the Maximum Revolving Amount shall in no event exceed (i) $100,000,000 prior to Company’s exercise of the Accordion Activation and (ii) $125,000,000 after Company’s exercise of the Accordion Activation.

“Mortgages” has the meaning assigned to that term in subsection 2.10A.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA to which Company or any of its ERISA Affiliates is, or ever has, contributed to or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

“Net Liquidation Value” means the net liquidation value of Eligible Inventory as determined by an appraisal of Company’s Inventory satisfactory to Agent in its sole discretion.

“Note” or “Notes” means one or more of (i) the promissory notes issued pursuant to subsection 2.1E to evidence the Loans and (ii) any promissory notes issued pursuant to the last sentence of subsection 9.1 in connection with assignments of the Commitments and Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto as amended, endorsed or otherwise modified from time to time.

“Notice of Borrowing” or a “Notice of LIBOR Rate Borrowing” means a notice substantially in the form of Exhibit III annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means all Loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Company’s Operating Account pursuant hereto), obligations, fees, charges, costs, lease payments, guaranties, covenants, and duties of any kind and description owing by Company to Lenders pursuant to or evidenced by the Loan Documents or any Interest Rate Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all costs and expenses that Company is required to pay or reimburse by the Loan Documents, by law, or otherwise.  In addition to the foregoing, for purposes of subsections 2.10 and 7.14 herein and as used in any of the Collateral Documents, the term “Obligations” shall be deemed to include any obligations on account of amounts owed by Company under Bank Products. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any insolvency proceeding.

“Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease under which that Person is the lessor.

“Original Purchase Date” means, with respect to any Fashion Item, the first day of the Season for which such item was purchased by Company for resale.

“Overadvance” has the meaning set forth in subsection 2.5B(v).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is maintained for employees of Company or any ERISA Affiliate of Company, other than a Multiemployer Plan and excluding the Jos. A. Bank Manufacturing Co., Inc. Post-Retirement Medical Plan.

“Permitted Acquisitions” means acquisitions by Company and its Subsidiaries of real or personal property not to exceed $20,000,000 in the aggregate after the date hereof, provided that Excess Availability exceeds $25,000,000 both before and after giving effect to any such acquisitions.  Notwithstanding the foregoing Excess Availability requirements, Company and its Subsidiaries may purchase an aircraft to be used in connection with Company’s and its Subsidiaries’ businesses in an aggregate amount not to exceed $10,000,000.

“Permitted Encumbrances” means the following types of Liens:

(i)                                     Liens for taxes, assessments or governmental charges, or claims the payment of which is not at the time required by subsection 5.3;

(ii)                                  Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provisions, to Agent’s satisfaction shall have been made therefor;

(iii)                               Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tender, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)                              Leases or subleases granted to other Persons not interfering with the ordinary conduct of the business of Company or any of its Subsidiaries;

(v)                                 Easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vi)                              Any interest or title of a lessor under any lease permitted hereunder;

(vii)         Liens created in connection with the Existing Approved Indebtedness and existing on the date hereof (other than the GECC Indebtedness);

(viii)        Liens on the real property of Manufacturing located at 500 Hanover Pike, Hampstead, Maryland to the extent and up to the amount in existence as of the Closing Date as evidenced by the Commercial Indemnity Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing dated as of March 28, 2001, in favor of General Electric Capital Corporation (the “GECC Indebtedness”); and

(ix)                                Liens created for the benefit of Agent and Lenders pursuant to the terms of this Agreement and the Collateral Documents

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Potential Event of Default” means a condition or event which, after notice or lapse of grace or cure period or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Prime Rate” means the rate most recently announced within Wells Fargo at its office in San Francisco, California as its “Prime Rate”. The Prime Rate is one of Wells Fargo’s interest rates and serves as a basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo.

“Prime Rate Loans” means Loans bearing interest at rate determined by reference to the Prime Rate as provided in subsection 2.3.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Commitment, the Accordion Commitment or the Loans of any Lender or any Letters of Credit issued or participations therein purchased (or deemed purchased) by any Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender or Accordion Lender, as the case may be, by (y) the aggregate Loan Exposure of all Lenders or all Accordion Lenders, as the case may be, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1.  The initial Pro Rata Share of each Lender for purposes of each of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Proceedings” has the meaning set forth for such term in subsection 5.1(xii).

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by Company of Eligible L/C Inventory, (b) is in form and substance acceptable to Agent, and (c) is only drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that was issued by the carrier respecting the subject Eligible L/C Inventory, or (ii) a negotiable cargo receipt that was issued by a consolidator respecting the subject Eligible L/C

Inventory; provided, however, that, in the latter case, no bill of lading shall have been issued by the carrier.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Requisite Lenders” means Lenders having or holding (i) prior to the termination of the Commitments, 51% or more of Commitments and (ii) after the termination of the Commitments, 51% or more of the sum of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate amount of all participations purchased in any drawings under Letters of Credit honored by the L/C Issuing Bank and not theretofore reimbursed by Company plus (c) in the case of the L/C Issuing Bank, the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuing Bank and not theretofore reimbursed or repaid by Company (in each case net of any participations purchased by other Lenders in the applicable Letters of Credit).

“RS” means RS Servicing Co., Inc., a Delaware corporation.

“Season” means a retail selling period of approximately six (6) months, with the Fall/Winter Season extending from August 1 through January 31 of each year and the Spring/Summer Season extending from February 1 through July 31 of each year.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” has the meaning assigned to that term in subsection 2.10D.

“Settlement”  The making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender’s actual share of the outstanding amount of Loans (after giving effect to any Notice of Borrowing) to be equal to such Lender’s Pro Rata Share of the outstanding amount of such Loans (after giving effect to any Notice of Borrowing), in any case where, prior to such event or action, the actual share is not so equal.

“Settlement Amount” has the meaning assigned to that term in subsection 2.1G.

“Settlement Date” means any date on which Agent requests a Settlement to be made.

“Settling Lender” has the meaning assigned to that term in subsection 2.1G.

“Standby Letters of Credit” means (i) the standby letters of credit issued by Wells Fargo under the Existing Credit Agreement and outstanding on the Closing Date or drawn but not reimbursed on the Closing Date, and any renewals or extensions thereof and (ii) any standby letters of credit issued or to be issued by the L/C Issuing Bank on or after the Closing Date pursuant to subsection 2.2.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Swing Line Lender” means WFRF.

“Swing Line Loans” has the meaning assigned to that term in subsection 2.1F.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. Income tax purposes.

“Total Current Utilization” means, at any time of determination, the sum of (i) the aggregate principal amount of outstanding Loans, and (ii) the Letter of Credit Usage.

“Wells Fargo” has the meaning assigned to such term in the recitals of this Agreement.

“WFRF” has the meaning assigned to such term in the introduction of this Agreement.

1.2.  Accounting Terms; Utilization of GAAP for Purpose of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii), (iv), (v) and (xv) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(vii)).

Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 4.3.

1.3.  Other Definitional Provisions.

References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

Section 2.  AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES

2.1.  Loans and Notes.

A.                                   Commitments.

(i) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Loans”) to Company in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the lesser of (a) the Maximum Revolving Amount less the Letter of Credit Usage, or (b) the Current Asset Borrowing Base less the Letter of Credit Usage. Loans made on any Funding Date as LIBOR Rate Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $500,000 thereafter.

(ii)                                  [Intentionally Omitted].

(iii)                               Each Lender’s commitment to make Loans to Company pursuant to this subsection 2.1 is herein called its “Commitment” and such commitments of all Lenders in the aggregate are herein called the “Commitments”. The original amount of each Lender’s Commitment is set forth opposite its name on Schedule 2.1 annexed hereto; provided, that the Commitments of Lenders shall be adjusted to give effect to any assignments of Commitments pursuant to subsection 9.1 and the Accordion Activation pursuant to subsection 2.1H.

B.                                     [Intentionally Omitted].

C.                                     Procedure for Borrowings.  Whenever Company desires that Lenders make LIBOR Rate Loans, it shall deliver to Agent a Notice of LIBOR Rate Borrowing at least three (3) Business Days in advance of the proposed Funding Date. The Notice of LIBOR Rate Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Loans requested, and (iii) the initial Interest Period requested therefor. In lieu of delivering the above-described Notice of LIBOR Rate Borrowing, Company may give Agent facsimile or telephonic notice by the required time of any proposed LIBOR Rate Loan. Whenever Company desires that Lenders make

Prime Rate Loans, Company shall give Agent facsimile or telephonic notice prior to 1:00 p.m. (Boston time) on the applicable Funding Date.

Neither Agent nor any Lender shall incur any liability to Company in acting upon any facsimile or telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1C, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such facsimile or telephonic notice, Company shall have effected Loans hereunder.

Except as otherwise provided in subsections 2.7B, 2.7C and 2.7G, a Notice of LIBOR Rate Borrowing (or facsimile or telephonic notice in lieu thereof) shall be irrevocable, and Company shall be bound to make a borrowing in accordance therewith or be subject to liability for losses to Lenders caused by its failure to borrow any such Loan.

D.                                    Disbursement of Funds.  The Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Commitments for the particular type of Loans requested, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. No later than 4:00 p.m. (Boston time) on the Business Day immediately preceding the Funding Date (provided that Agent has received a Notice of Borrowing as set forth in subsection 2.1C), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent, in same day funds, at the office of Agent located at One Boston Place, 18th Floor, Boston, Massachusetts, not later than 1:00 p.m. (Boston time) on the applicable Funding Date. Except as provided in subsection 2.2E with respect to Loans used to reimburse the L/C Issuing Bank for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of Loans made on the Closing Date) and 3.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Agent from Lenders to be credited to the account of Company at Agent.

Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender’s Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the weighted average interest rate paid by the Swing Line Lender for federal funds acquired by the Swing Line

Lender during each day included in such period for three (3) Business Days and thereafter at the Prime Rate. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Prime Rate Loans. Nothing in this subsection 2.1D shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder, to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder, or to require Company to pay more than the rate of interest otherwise applicable to the principal amounts outstanding under the Notes.

E.                                      Notes.  Company shall execute and deliver on the Closing Date to Agent for each Lender a Note to evidence that Lender’s Loans, in the principal amount of that Lender’s Commitment and with other appropriate insertions.

F.                                      Swing Line.  Notwithstanding the notice and minimum amount requirements set forth in subsections 2.1A and 2.1C but otherwise in accordance with the terms and conditions of this Agreement, the Swing Line Lender may, in its sole discretion and without conferring with the Lenders, make Prime Rate Loans (“Swing Line Loans”) to Company (a) by entry of credits to Company’s operating account maintained with Wells Fargo as of the Closing Date or such other account established by Agent and designated the operating account (the “Operating Account”) with Wells Fargo to cover checks or other charges which Company has drawn or made against such account or (b) in an amount as otherwise requested by Company; provided that the outstanding amount of Swing Line Loans advanced hereunder shall not exceed $5,000,000 at any time. Company hereby requests and authorizes the Swing Line Lender to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested.  Company acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Loans covered by a Notice of Borrowing including, without limitation, the limitations set forth in subsection 2.1A and the requirements that the applicable provisions of subsection 3.1 (in the case of Loans made on the Closing Date) and subsection 3.2 be satisfied.  All actions taken by the Swing Line Lender pursuant to the provisions of this subsection 2.1F shall, in the absence of manifest or demonstrable error, be conclusive and binding on Company and the Lenders absent the Swing Line Lender’s gross negligence or willful misconduct.  Loans made pursuant to this subsection 2.1F shall be Prime Rate Loans until converted in accordance with the provisions of this Agreement and, prior to a Settlement, such interest shall be for the account of Agent.

G.                                     Settlements.

(i)                                     General.  On each Settlement Date, Agent shall, on or before 1:00 p.m. (Boston time), give telephonic or facsimile notice (a) to the Lenders and Company of the respective outstanding amount of Loans made by the Swing Line Lender on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Prime Rate Loans to be made (following the giving of notice pursuant to subsection 2.1C) on such date pursuant to a Notice of Borrowing and (b) to the Lenders of the amount (a “Settlement Amount”) that each Lender (a “Settling Lender”) shall pay to effect a Settlement of any Loan.  A statement of Agent submitted on behalf of the Swing Line Lender to the Lenders and Company or to the Lenders with respect to any amounts owing under this subsection 2.1G shall be prima facie evidence of the amount due and owing.  Each Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to Agent for the account of the Swing Line Lender in the amount of the Settlement Amount for such Settling Lender.  All funds advanced by any Lender as a Settling Lender pursuant to this subsection 2.1G shall for all purposes be treated as a Loan made by such Settling Lender to Company and all funds received by any Lender pursuant to this subsection 2.1G shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender.  In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which Company is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Loans being equal, as nearly as may be, to such Lender’s Pro Rata Share of the outstanding amount of the Loans.

(ii)                                  Failure to Make Funds Available.  The Swing Line Lender may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to Agent, for the account of the Swing Line Lender, on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Swing Line Lender may (but it shall not be required to), in reliance upon such assumption, make available to Company a corresponding amount.  If any Settling Lender makes available to Agent for the account of the Swing Line Lender such amount on a date after such Settlement Date, such Settling Lender shall pay to Agent, for the account of the Swing Line Lender, on demand an amount equal to the product of (a) the average computed for the period referred to in paragraph (iii) below, of the weighted average interest rate paid by the Swing Line Lender for federal funds acquired by the Swing Line Lender during each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to Agent for the account of the Swing Line Lender, and the denominator of which is 360.  A statement of Agent submitted on behalf of the Swing Line Lender to such Settling Lender with respect to any amounts owing under this subsection 2.1G shall be prima facie evidence of the amount due and owing to Agent for the account of the Swing Line Lender by such Settling Lender.  If such Settling Lender’s Settlement Amount is not made available to Agent for the account of the Swing Line Lender by such Settling Lender within three (3)

Business Days following such Settlement Date, Agent shall be entitled to recover such amount from Company, for the account of the Swing Line Lender, on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date.  Agent shall make available to the Swing Line Lender all amounts transferred to Agent for the account of the Swing Line Lender by the Settling Lenders pursuant to this subsection 2.1G and all amounts recovered by Agent on behalf of the Swing Line Lender pursuant to this subsection 2.1G.

(iii)                               No Effect on Other Lenders.  The failure or refusal of any Settling Lender to make available to Agent, for the account of the Swing Line Lender, at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to Agent, for the account of the Swing Line Lender, the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

(iv)                              Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, Lenders hereby authorize Agent or the Swing Line Lender, as applicable, and Agent or the Swing Line Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Loans (including Swing Line Loans) to Company notwithstanding that an Overadvance exists or thereby would be created, so long as (a) after giving effect to such Loans (including a Swing Line Loan), the sum of then extant amount of outstanding Loans, plus the then extant amount of the Letter of Credit Usage does not exceed the Current Asset Borrowing Base by more than $10,000,000, (b) after giving effect to such Loans (including a Swing Line Loan) the outstanding Loans plus the Letter of Credit Usage (except for and excluding amounts charged to the Operating Account for interest, fees and costs and expenses of Lenders) does not exceed the Maximum Revolving Amount, and (c) at the time of the making of any such Loan (including any Swing Line Loan), Agent does not believe, in good faith, that the Overadvance created by such Loan will be outstanding for more than 90 days.  The foregoing provisions are for the exclusive benefit of Agent, the Swing Line Lender, and Lenders and are not intended to benefit Company in any way.  The Loans and Swing Line Loans, as applicable, that are made pursuant to this subsection 2.1G(iv) shall be subject to the same terms and conditions as any other Loan or Swing Line Loan, as applicable, except that they shall not be eligible for the LIBOR Rate and the rate of interest applicable thereto shall be the rate applicable to Prime Rate Loans without regard to the presence or absence of a Potential Event of Default or Event of Default.

(1)                                  In the event Agent obtains actual knowledge that the outstanding Loans plus the Letter of Credit Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances

(except for and excluding amounts charged to the Operating Account for interest, fees and costs and expenses of Lenders) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented by the Company and intended to reduce, within a reasonable time, the outstanding principal amount of the Loans to Company to an amount permitted by the preceding paragraph.  In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Requisite Lenders.

(2)                                  Each Lender with a Commitment shall be obligated to settle with Agent as provided in subsection 2.1G for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this subsection 2.1G(iv), and any Overadvances resulting from the charging to the Operating Account of interest, fees and costs and expenses of Lenders.

H.                                    Accordion Option.  Unless a Potential Event of Default or an Event of Default has occurred and is then continuing and except as otherwise provided herein, Company may make a maximum of one (1) request that the Accordion Lenders increase their Commitments hereunder (such increase, the “Accordion Activation”); provided that (i) Company shall have made such request subsequent to the Closing Date but prior to April 30, 2006, (ii) in no event shall the Commitments of the Accordion Lenders be increased pursuant to this subsection 2.1H by an amount which exceeds, in the aggregate, the Accordion Amount, (iii) in no event shall the Commitment of all Lenders be increased under this subsection 2.1H so as to exceed, in the aggregate, the Maximum Revolving Amount, (iv) Company shall have Excess Availability of (a) $5,000,000 or more prior to the Accordion Activation and (b) $7,500,000 or more following the Accordion Activation, (v) on the effective date specified in any Confirmation of Increase in Commitment hereunder (as defined below), Company shall pay to Agent for the pro rata accounts of the Accordion Lenders, a nonrefundable activation fee in an amount equal to 0.25% of the aggregate amount of the increase in Commitments as a result of such Accordion Activation, and (vi) no Potential Event of Default or Event of Default will occur as a result of such Accordion Activation.  Upon a request by Company hereunder, each Accordion Lender shall increase its Commitment by an amount equal to its Accordion Commitment. The amount of each Accordion Lender’s Accordion Commitment is set forth opposite its name on Schedule 2.1 annexed hereto. Each Accordion Lender increasing its Commitment pursuant to this subsection 2.1H shall execute a Confirmation of Increase in Commitment in the form of Exhibit VI attached hereto (a “Confirmation of Increase in Commitment”).

On the effective date of the Accordion Activation effected in accordance with this subsection 2.1H, Schedule 2.1 annexed hereto shall be deemed to be amended to reflect

(a) the name, address, Commitment, and Pro Rata Share of each Lender and (B) the Maximum Revolving Amount as increased by such Accordion Activation.

2.2.                            Letters of Credit.

A.                                   Subject to the terms and conditions of this Agreement, the L/C Issuing Bank agrees to issue letters of credit for the account of Company (each, an “L/C”) or to issue guarantees of payment (each such guaranty, an “L/C Guaranty”) with respect to letters of credit issued by an issuing bank for the account of Company. The L/C Issuing Bank shall have no obligation to issue a Letter of Credit if either of the following would result:

(i)                                     the aggregate amount of all undrawn and unreimbursed Letters of Credit, would exceed the Current Asset Borrowing Base less the amount of outstanding Loans; or

(ii)                                  the aggregate amount of all undrawn or unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Loans; or (y) $15,000,000.

Company expressly understands and agrees that Agent and Lenders shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to the L/C Issuing Bank in its sole discretion. If the issuing bank is obligated to advance funds under a Letter of Credit, Company shall immediately reimburse such advance to the issuing bank by paying to Agent an amount equal to such advance not later than 1:00 p.m. (Boston time) on the date that advance is made, if Company shall have received written or telephonic notice of such advance prior to 12:00 noon (Boston time) on such date, or, if such notice has not been received by Company prior to such time on such date, then not later than 1:00 p.m. (Boston time) on the Business Day immediately subsequent to the date that Company receives such notice, and, in the absence of such reimbursement, any advance reimbursed by Agent immediately and automatically shall be deemed to be a Loan hereunder and, thereafter, shall bear interest at the rate then applicable to Loans that are Prime Rate Loans under subsection 2.3. To the extent any reimbursement of an advance made by the issuing bank is deemed to be a Loan hereunder, Company’s obligation to reimburse such advance shall be discharged and replaced by the resulting Loan and Agent shall be responsible for reimbursing with the funds realized from such Loan the issuing bank for any such advance under a Letter of Credit. Promptly following receipt by Agent of any payment from Company pursuant to this paragraph, Agent and Lenders shall distribute such payment to the issuing bank or, to the extent that Lenders have made payments pursuant to subsection 2.2B to reimburse the issuing bank, then to such Lenders and the issuing bank as their interests may appear.

B.                                     Promptly following receipt of a notice of an advance under a Letter of Credit pursuant to subsection 2.2A, each Lender agrees to fund its Pro Rata Share of any Loan deemed made pursuant to the foregoing subsection on the same terms and conditions as if Company had requested such Loan and Agent shall promptly pay to the issuing bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the issuing bank or the Lenders, the issuing bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share, and each such Lender agrees to pay to Agent, for the account of the issuing bank, such Lender’s Pro Rata Share of any payments made by the issuing bank under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the issuing bank, such Lender’s Pro Rata Share of each advance made by the issuing bank under a Letter of Credit and not reimbursed by Company on the date due as provided in this subsection 2.2A, or of any reimbursement payment required to be refunded to Company for any reason.

Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the issuing bank, an amount equal to its respective Pro Rata Share pursuant to this subsection 2.2B shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of any payments made by the issuing bank in respect of such Letter of Credit as provided in this subsection 2.2, Agent (for the account of the issuing bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Default Rate until paid in full.

C.                                     Company hereby agrees to indemnify, save, defend, and hold Agent and Lenders harmless from any loss, cost, expense, or liability, including payments made by Agent and Lenders, expenses, and reasonable attorneys fees incurred by Agent arising out of or in connection with any Letter of Credit. Company agrees to be bound by the issuing bank’s regulations and interpretations of any letters of credit guarantied by Agent and Lenders and opened to or for Company’s account or by Agent’s interpretations of any Letter of Credit issued by Agent to or for Company’s account, even though this interpretation may be different from Company’s own, and Company understands and agrees that neither Agent nor any Lender shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Company’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Company understands that the L/C Guarantees may require Agent and Lenders to indemnify the issuing bank for certain costs or liabilities arising out of claims by Company against such issuing bank. Company hereby agrees to indemnify, save, defend, and hold Agent and Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Agent or any Lender under any L/C Guaranty as a result of Agent’s and Lenders’ indemnification of any such issuing bank.

D.                                    Company hereby authorizes and directs any bank that issues a letter of credit guaranteed by Agent and Lenders to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Company may or may not be the “applicant” or “account party” with respect to such letter of credit.

E.                                      Any and all charges, commissions, fees, and costs incurred by Agent and Lenders relating to the letters of credit guaranteed by Agent and Lenders shall be immediately reimbursable by Company to Agent and Lenders.

F.                                      Immediately upon the termination of this Agreement, Company agrees to either (i) provide cash collateral to be held by Agent in an amount equal to 102% of the maximum amount of Agent’s and Lenders’ obligations under outstanding Letters of Credit, or (ii) cause to be delivered to Agent releases of all of Agent’s and Lenders’ obligations under outstanding Letters of Credit. At Agent’s discretion, any proceeds of Collateral received by Agent or any Lender after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this subsection 2.2F.

G.                                     If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank, Agent, or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

(ii)                                  there shall be imposed on the issuing bank, Agent or any Lender any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank, Agent or any Lender of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank, Agent or any Lender, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Company, and Company shall pay on demand such amounts as the issuing bank or Agent may specify to be necessary to compensate the issuing bank, Agent or any Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in subsection 2.3A(i). The determination by the issuing bank or Agent, as the case may be, of any amount due pursuant to this subsection 2.2G, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto, unless challenged by Company within 45 days of the date of delivery of such certificate to the Company.

H.                                    Company acknowledges and agrees that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the issuing bank. If an issuing bank accepts such a time draft that is presented under a Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require Agent and Lenders to reimburse the issuing bank for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the issuing bank’s Letters of Credit were still outstanding, and (iii) on the date on which Agent on behalf of Lenders makes payment to the issuing bank of the amounts paid on account of such time draft, Company immediately shall reimburse such amount to Agent and such amount shall constitute Loans hereunder.

I.                                         Company shall, on the date of issuance or any extension or renewal of any Letter of Credit pay a fee (in each case, a “Letter of Credit Fee”) to Agent (a) in respect of each standby Letter of Credit, an amount equal to the Applicable Margin per annum of the face amount of such standby Letter of Credit for the accounts of the Lenders in accordance with their respective Pro Rata Shares and (b) in respect of each documentary Letter of Credit, an amount equal to the Applicable Margin per annum of the face amount of such documentary Letter of Credit for the accounts of the Lenders in accordance with their respective Pro Rata Shares.  In respect of each Letter of Credit, Company shall also pay to the L/C Issuing Bank, for the L/C Issuing Bank’s own account, at such other time or times as such charges are customarily made by the L/C Issuing Bank, the L/C Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

2.3.  Interest on the Loans.

A.                                   Rate of Interest.  Subject to the provisions of subsections 2.3E and 2.8, the Loans shall bear interest from the date made through maturity as follows:

(i)                                     if a Prime Rate Loan, then at a rate per annum equal to the Prime Rate plus the Applicable Margin with respect to Prime Rate Loans as in effect from time to time; or

(ii)                                  if a LIBOR Rate Loan, then at a rate per annum equal to the sum of the LIBOR Rate plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

If on any day a Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest at the rate of interest otherwise applicable to Prime Rate Loans.

B.                                     Interest Periods.  The Interest Period for any Prime Rate Loan shall be one calendar month.  If any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day.  In connection with each LIBOR Rate Loan, provided no Event of Default has occurred and is continuing, Company may, pursuant to the applicable Notice of LIBOR Rate Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three, or six month period. With respect to any Interest Period, as applicable:

(i)                                     the initial Interest Period shall commence on the Funding Date of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

(ii)                                  in the case of immediately successive Interest Periods continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.3B, end on the last Business Day of such calendar month;

(v)                                 no Interest Period with respect to any Loan shall extend beyond the Maturity Date;

(vi)                              in the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

(vii)                           If an Event of Default has occurred and is continuing, Agent, at Requisite Lenders option, may automatically convert all outstanding LIBOR Rate Loans to Prime Rate Loans at the end of the applicable interest period.

C.                                     Interest Payments.  Subject to the provisions of subsection 2.3E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon conversion of that Loan to a Loan bearing interest at a rate determined by reference to the other basis and at maturity (including final maturity).

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.7, Company shall have the option (i) to convert at any time all or any part of its Loans equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to the other basis; provided that any such conversion of Prime Rate Loans into LIBOR Rate Loans shall be in amounts of $1,000,000 and integral multiples of $500,000 in excess thereof or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a LIBOR Rate Loan having a particular Interest Period; provided, however, that a LIBOR Rate Loan may only be converted into a Prime Rate Loan on (i) the expiration date of an Interest Period applicable thereto or (ii) any other date, provided that Company reimburses Agent for all costs incurred pursuant to subsection 2.7D herein. There shall be no more than seven LIBOR Rate Loans outstanding at any time.

Company shall deliver a Notice of Conversion/Continuation to Agent no later than 2:00 p.m. (Boston time) on the Business Day prior to the proposed conversion/continuation date (in the case of a conversion to a Prime Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/ continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent facsimile or telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.3D; provided that such telephonic notice shall be immediately confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent.

Neither Agent nor any Lender shall incur any liability to Company in acting upon any facsimile or telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.3D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such facsimile or telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.7B, 2.7C and 2.7G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or facsimile or telephonic notice in lieu thereof) shall be irrevocable, and Company shall be bound to effect a conversion or continuation in accordance therewith.

E.                                      Post-Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of the Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Prime Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Prime Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Prime Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.3E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

F.                                      Computation of Interest.  Interest (and fees payable on a per annum basis) on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. For purposes of calculating interest on the Loan payments of principal or other funds received will be applied (conditional upon final collection) as a principal reduction on the Loans one (1) Business Day following the date of receipt by Agent of the inter-branch advice of deposit that such payments or other funds have been deposited in the Cash Collateral Account. For purposes of calculating the amount of the Loans available to Company such payments will be applied (conditional upon final collection) to the Loans on the business day of receipt by Agent, if such payments are received within sufficient time (in accordance with Agent’s usual and customary practices as in effect from time to time) to credit Company’s loan account on such day, and if not, then on the next Business Day.

G.                                     Statements.  Agent shall render to Company each month a statement setting forth the balance in Company’s loan account(s) maintained by Agent for Company pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Company and conclusively binding upon Company as an account stated except to the extent that Agent receives a written notice from Company of any specific exceptions of Company thereto within 45 days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Company a written statement as provided above, the balance in Company’s loan account(s) shall be presumptive evidence of the amounts due and owing to the Lenders by Company.

2.4.  Fees.

A.                                   Fees. Company agrees to pay to Agent, for the ratable accounts of the Lenders (unless otherwise specified herein), fees in the following amounts:

(i)                                     an unused line fee equal to: (a) the average daily Maximum Revolving Amount minus the average daily amount of the sum of the average of the daily amount of Loans and the Letter of Credit Usage; times (b) 0.375% per annum calculated on the basis of a 360-day year and the actual number of days elapsed and payable monthly in arrears on the first day of each calendar month through the Maturity Date so long as this Agreement has not terminated, provided, however, that if this Agreement terminates on a date other than the first day of a month, the unused line fee will be prorated for the partial month on which the termination occurs and payable on the date of termination;

(ii)                                  Letter of Credit fees (in addition to the charges, commissions, fees, and costs set forth in subsection 2.2F) as provided in subsection 2.2I;

(iii)                               For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows (i) a fee of $750 per day, per auditor, plus out-of-pocket expenses for each financial audit of Company performed by personnel employed by Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Company, to appraise the Collateral, or any portion thereof, or to assess Company’s business valuation, provided the fee for financial audits performed by a third party shall not exceed the fees charged by Agent for audits performed by personnel employed by Agent. Agent and Lenders agree that so long as no Event of Default has occurred and is continuing, Company will be charged for no more than two financial audits and two inventory appraisals per year; and

(iv)                              For the account of Agent, the amounts required to be paid pursuant to the fee letter of even date herewith, between Agent and Company.

B.                                     Early Termination.  Company has the option, at any time upon 60 days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lenders, in cash, in full, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 102% of the then issued and outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), or (ii) causing the original Letters of Credit to be returned to the issuing financial institution.  Except as provided in subsection 2.7D hereof, Company will not be required to pay a prepayment fee, penalty or premium in connection with the early termination of this Agreement. Notwithstanding the foregoing, Company will still be required to pay any fees due under this subsection 2.4 and if such termination occurs prior to the date any such fee is due, Company will pay Agent the relevant fee pro-rated for the period of time passed since the subject fee was previously paid.

2.5.  Prepayments and Payments

A.                                   Prepayments Due to Reductions or Restrictions of Commitments. Company shall from time to time prepay the Loans to the extent necessary so that the Total Current Utilization shall not at any time exceed the lesser of (1) the Maximum Revolving Amount minus, the Letter of Credit Usage; or (2) the Current Asset Borrowing Base minus the Letter of Credit Usage.

B.                                     General Provisions Regarding Payments

(i)                                     Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 2:00 p.m. (Boston time) on the date due at its office located at Boston, Massachusetts, for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder.

(ii)                                  [Intentionally Omitted].

(iii)                               Apportionment of Payments.  Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection 2.4.

(iv)                              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                                 Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Company to Lenders is greater than either the

Dollar or percentage limitations set forth in subsection 2.1 (an “Overadvance”), Company immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in subsection 2.5B(iii).  In addition, Company hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lenders as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6.  [Intentionally Omitted].

2.7.  Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A.                                   Determination of Applicable Interest Rate.  As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

B.                                     Inability to Determine Applicable Interest Rate.  In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the certificate of deposit market or the London interbank Eurodollar market, as the case may be, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of LIBOR Rate Borrowing given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be a Notice of LIBOR Rate Borrowing for a Prime Rate Loan, any Notice of Conversion/Continuation of a Prime Rate Loan into a LIBOR Rate Loan shall be deemed to be rescinded by Company and any Notice of Conversion/Continuation of a LIBOR Rate Loan into a LIBOR Rate Loan shall be deemed to be a Notice of Conversion/Continuation into a Prime Rate Loan.

C.                                     Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable (including, without limitation, because such LIBOR Rate Loan does not adequately reflect Lender’s costs of funds), or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Lender, (b) to the extent such determination by the Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Notice of LIBOR Rate Borrowing or a Notice of Conversion/ Continuation, the Lender shall make such Loan as (or convert such Loan to, as the case may be) a Prime Rate Loan, (c) the Lender’s obligation to maintain its outstanding LIBOR Rate Loans shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to such Loans or when required by law, and (d) the LIBOR Rate Loans shall automatically convert into Prime Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by a Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Notice of LIBOR Rate Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.7D, to rescind such Notice of LIBOR Rate Borrowing or Notice of Conversion/ Continuation as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender).

D.                                    Compensation For Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss (including any loss of anticipated earnings), expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of LIBOR Rate Borrowing or a facsimile or telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a facsimile or telephonic request for conversion or continuation or a LIBOR Rate Loan is not extended as specified in a notice thereof, (ii) if any prepayment or conversion of any of its LIBOR Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company to repay its LIBOR Rate Loans when required by the terms of this Agreement.

E.                                      Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.7 and under subsection 2.8A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a London interbank eurodollar deposit bearing interest at the rate obtained pursuant to the first paragraph of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such London interbank eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.7 and under subsection 2.8A.

G.                                     LIBOR Rate Loans After Default.  After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.7D, any Notice of LIBOR Rate Borrowing or Notice of Conversion/ Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.8.  Increased Costs; Taxes; Capital Adequacy.

A.                                   Compensation for Increased Costs and Taxes.  In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i)                                     subjects such Lender (or its applicable lending office or its controlling corporation) to any additional tax, levy, impost, deduction, charge or withholding or any penalty, interest or other liability with respect thereto (collectively, a “Tax”) (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the Loans or Letters of Credit or any of its obligations hereunder, or changes the basis of taxation of payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of Tax on the overall net income of such Lender or its applicable lending office);

(ii)                                  imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or letters of credit issued by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR Rate); or

(iii)                               imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or of agreeing to issue, issuing, maintaining or purchasing participations in any Letter of Credit or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon demand, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                     Withholding of Taxes.

(i)                                     Payments to Be Free and Clear.  All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)                                  Grossing-up of Payments.  If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan Documents:

(a)                                  Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)                                 Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

(c)                                  the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

(iii)                               U.S. Tax Certificates.  Each Lender and Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by Company hereunder to be made to such Lender or Agent or for such Lender’s or Agent’s account, deliver to Company and Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a

“bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to Agent and Company and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon Company’s or Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to Company and Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). Company shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to subsection 2.8B above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this subsection 2.8B(iii); provided, however, that the foregoing shall not relieve Company of its obligation to pay additional amounts pursuant to subsection 2.8A in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-US Lender that was previously entitled to receive all payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding.

C.                                     Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office or its controlling corporation) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after demand by such Lender (with a copy of such demand to Agent), Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.8C, will give prompt written notice thereof to Company, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Company’s obligations to pay additional amounts under this subsection 2.8C.

2.9.  Lenders’ Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans under this Agreement becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become subject to subsections 2.8A or 2.8C entitle such Lender to receive payments under subsection 2.8A or 2.8C, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable efforts (i) to make, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to become subject to subsections 2.8A or 2.8C would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.8A or 2.8C would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.9 unless Company agrees to pay all expenses incurred by such Lender in utilizing such other lending office. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.9 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company shall be conclusive absent manifest error.

2.10.  Security for the Loans.

A.                                   Mortgages.  The Agent reserves the right to require, as security for the payment and performance of the Obligations of Company and its Subsidiaries, Company and its Subsidiaries to execute and deliver to Agent deeds of trust and/or mortgages, in form satisfactory to Agent, pursuant to which Company and its Subsidiaries shall grant to Agent, for the benefit of the Lenders and Agent, a first lien security interest on all or any fee interests in real property and fixtures of Company and its Subsidiaries (the “Mortgages”); provided, however, that with respect to any such fee interests in real property or fixtures subject to Liens provided for in clauses (i) through (ix) of the definition of “Permitted Encumbrances”, Company and its Subsidiaries shall be required to use commercially reasonable efforts to obtain any necessary third party consents in order to grant a security interest in favor of Agent in respect of such interests and, to the extent that any such third party consents cannot be obtained through commercially reasonable efforts, Company and its Subsidiaries shall not be required to grant a security interest in such interests.

B.                                     Title Policies.  Company, at its sole cost and expense, shall deliver to Agent ALTA lender’s extended coverage policies of title insurance on all properties encumbered by the Mortgages, in liability amount and form and issued by a title company or companies satisfactory to Agent, showing the Mortgages as first liens upon the respective properties described therein, subject only to Permitted Encumbrances and those exceptions approved by Agent in writing, together with any endorsements required by Agent.

C.                                     [Intentionally Omitted].

D.                                    Security Agreements; Stock Pledge Agreements.  As security (i) for the payment and performance of the Obligations of Company, and (ii) for the payment and performance of the obligations of Manufacturing, IS and RS under the Guaranty, Company, Manufacturing, IS and RS shall execute and deliver to WFRF, Security Agreements and, to the extent applicable, Stock Pledge Agreements, in each case in form and content acceptable to Agent (as such agreements may from time to time be amended, supplemented or modified, the “Security Agreements”) granting to Agent, for the benefit of the Lenders and Agent, a first priority security interest (except for Liens provided for in clauses (i) through (ix) of the definition of “Permitted Encumbrances”) upon the Collateral described therein.

E.                                      Further Assurances.  Company hereby agrees to execute and deliver and to cause to be executed and delivered to Agent, at Company’s sole cost and expense, such guarantees, financing or continuation statements, collateral search reports, third party consents and such other amendments, agreements, documents, assignments, statements or instruments as Agent may from time to time reasonably request to evidence, perfect or otherwise implement the security for performance and repayment of the Obligations and the obligations of Manufacturing, IS and RS under the Guaranty provided for in this subsection 2.10. All of the foregoing shall be reasonably satisfactory in form and substance to Agent.

F.                                      Cash Collateral Account. Company shall maintain with Wells Fargo, and Company hereby grants to Agent, for the benefit of the Lenders and Agent, a security interest in, a non-interest bearing deposit account (“Cash Collateral Account”). Company and all of its affiliates and subsidiaries shall, subject to the security interest of Agent and the Lenders as provided herein and in the Collateral Documents, receive any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Cash Collateral Account, or, if such proceeds arise from non-credit card sales from retail stores, may deposit such proceeds with local financial institutions satisfactory to Agent who shall be directed by Company in writing to remit all such proceeds at any time (subject to good faith errors made by Company which shall be corrected by Company promptly upon Company becoming aware of such errors) in excess of (i) $5,000 during the months of January through October and (ii) $10,000 during the months of November and December at each financial institution to the Cash Collateral Account.  In addition, all credit card processors shall be required by Company pursuant to their respective credit card processing agreements with Company to remit all proceeds to the Cash Collateral Account.  Prior to the occurrence of an Event of Default, Company shall not be required to apply the proceeds on deposit in the Cash Collateral Account to pay down the Obligations and Company may otherwise withdraw such proceeds for general corporate use.  In no event shall any proceeds of assets not constituting Collateral be commingled with Company’s own funds, except to the extent permitted in this subsection.  Company shall be fully liable to Lenders for the acts or omissions of its shareholders, directors, employees and/or agents if such acts or omissions result in or cause a breach of this subsection.

Section 3.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

3.1.  Conditions to Initial Loans.

The amendment and restatement of the Existing Credit Agreement and the obligations of Lenders to make the initial Loans in addition to the conditions precedent specified in subsection 3.2, shall be subject to prior or concurrent satisfaction of the following conditions except as otherwise set forth in a post-closing agreement in form and substance satisfactory to Agent:

A.                                   Company Documents.  On or before the Closing Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Closing Date:

(i)                                     Certified copies of its Restated Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which it is qualified as a foreign corporation to do business (other than those states in which failure to so qualify could not have a Material Adverse Effect), each dated a recent date prior to the Closing Date;

(ii)                                  Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii)                               Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)                              Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents;

(v)                                 Executed originals of this Agreement and the Notes (duly executed in accordance with subsection 2.1E, drawn to the order of each Lender and with appropriate insertions); and

(vi)                              Such other documents as Agent may reasonably request.

B.                                     Guaranty Documents.  On or before the Closing Date, Company shall deliver, or cause to be delivered, to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to each of Manufacturing, IS and RS unless otherwise noted, dated the Closing Date:

(i)                                     Certified copies of its Certificate of Incorporation together with good standing certificates, dated a recent date prior to the Closing Date, from its jurisdiction of incorporation and of its principal place of business;

(ii)                                  Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii)                               Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, with respect to the Guaranty and the Collateral Documents to which it is a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

(iv)                              Signature and incumbency certificates of its officers executing the Loan Documents to which it is a party.

C.                                     [Intentionally Omitted].

D.                                    Collateral Documents.  On or before the Closing Date, Agent shall have received executed Collateral Documents.

E.                                      Insurance.  Agent shall have received evidence that the insurance policies required under subsection 5.5 and the Collateral Documents are in full force and effect, certified by the insurer thereof and appropriate evidence showing Agent as an additional named insured or loss payee for such policies.

F.                                      Inventory Appraisal. On or before the Closing Date, Agent shall have received an Inventory appraisal, in form and substance satisfactory to Agent, which appraisal shall set forth the Net Liquidation Value of the Inventory.

G.                                     Commercial Finance Exam.  On or before the Closing Date, Agent shall have received the results, satisfactory in form and substance satisfactory to Agent, of a commercial financial examination of Company and its Subsidiaries from an independent, third party appraiser acceptable to Agent.

H.                                    Legal Opinions.  On or before the Closing Date, Agent shall have received opinions of counsel to Company and its Subsidiaries, in form and substance satisfactory to Agent.

I.                                         Trademark Assignments.  On or before the Closing Date, Agent shall have received evidence, in form and substance satisfactory to Agent, that each of the trademarks listed on Schedule A to that certain Amended and Restated Trademark Security Agreement of even date herewith, between RS and Agent, are owned by, and/or have been properly assigned to, RS.

J.                                        Pledge of Intercompany Note.  On or before the Closing Date, Agent shall have received evidence, in form and substance satisfactory to Agent, that the Demand Note dated May 27, 2000, representing Indebtedness of IS to Company in the original principal amount of $953,312, has been pledged and delivered to Agent, together with a duly executed endorsement thereto.

K.                                    Payment of Fees.  On or before the Closing Date, Company shall have paid to Agent and the Lenders, as applicable, all fees and expenses pursuant to subsections 2.4 and 9.2.

3.2.  Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent in addition to those set forth in subsection 3.1:

A.                                   As of that Funding Date:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement or any other Loan Document and Agent or Requisite Lenders determine to make any such Loan or convert or continue any Loan as a LIBOR Loan despite the fact that any such warranty or representation is untrue or incorrect;

(ii)                                  No Potential Event of Default or Event of Default has occurred and is continuing or would result after giving effect to any such Loan, or Agent or

Requisite Lenders shall determine to make any such Loan or convert or continue any such Loan as a LIBOR Loan despite the occurrence and continuation of any such Potential Event of Default or Event of Default;

(iii)                               Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv)                              No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

(v)                                 The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

(vi)                              There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder; and

(vii)                           Since the Closing Date, no Material Adverse Effect shall have occurred. Company may assume that no Lender has made such a determination unless and until it receives written notice thereof from any Lender.

3.3.  Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

A.                                   On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, each of the conditions set forth in subsection 3.1 shall have been satisfied.

B.                                     On or before the date of issuance of such Letter of Credit, Agent and the L/C Issuing Bank shall have received such documents or information as Agent and the L/C Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

C.                                     On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 3.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 4.  COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce the L/C Issuing Bank to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

4.1.  Organization, Powers, Good Standing, Business and Subsidiaries.

A.                                   Organization and Powers.  Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party, to issue and pay the Notes, and to carry out the transactions contemplated hereby and thereby. Manufacturing is a corporation duly organized validly existing and in good standing under the laws of New Jersey, each of IS and RS is a corporation validly existing and in good standing under the laws of Delaware, and each has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated thereby.

B.                                     Good Standing.  Each of Company, Manufacturing, IS and RS is qualified to do business and in good standing in every jurisdiction where it has a fee or leasehold interest in real property and wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be so qualified or in good standing has not had and will not have, individually or in the aggregate, a Material Adverse Effect.

C.                                     Conduct of Business.  Manufacturing and Company were incorporated on December 22, 1978 and June 22, 1982, respectively, and IS and RS were each incorporated on July 18, 2000. Company, Manufacturing, IS and RS are engaged only in the businesses and substantially similar and related businesses in which they are engaged on the Closing Date.

D.                                    Subsidiaries.  All of the Subsidiaries, if any, of each of Company, Manufacturing, IS and RS, as of the date hereof, are identified in the Information Certificate. The capital stock of each of the Subsidiaries identified in the Information Certificate is duly authorized, validly issued, fully paid and nonassessable and none of such stock constitutes Margin Stock. Each of the Subsidiaries identified on the

Information Certificate is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has full corporate power and authority to own its assets and properties and to operate its business as presently owned and conducted and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have, individually or in the aggregate, a Material Adverse Effect. The Information Certificate correctly sets forth the ownership interest of each of Company, Manufacturing, IS and RS in each of its Subsidiaries, if any.

4.2.  Authorization of Borrowing, etc.

A.                                   Authorization of Borrowing.  The execution, delivery and performance of this Agreement and the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action by Company, Manufacturing, IS and RS.

B.                                     No Conflict.  The execution, delivery and performance by each of Company, Manufacturing, IS and RS of the Agreement, each Loan Document to which it is a party and the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of law applicable to Company, Manufacturing, IS or RS, the Certificate of Incorporation or Bylaws of Company, Manufacturing, IS or RS, or any order, judgment or decree of any court or other agency of government binding on Company, Manufacturing, IS or RS, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company, Manufacturing, IS or RS, (iii) result in or require the creation or imposition of any Lien upon any of their properties or assets, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company, Manufacturing, IS or RS.

C.                                     Governmental Consents.  The execution, delivery and performance by Company, Manufacturing, IS and RS of this Agreement, the Loan Documents and the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents did not, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body.

D.                                    Binding Obligation.  Each of the Loan Documents executed prior to the Closing Date are, and this Agreement, the other Loan Documents, and the Notes to be executed and delivered on or after the Closing Date, when executed and delivered will be, to the extent such persons are a party thereto, the legally valid and binding obligations of Company, Manufacturing, IS and RS, enforceable against Company, Manufacturing, IS and RS in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

The Collateral Documents, along with all action required to fully perfect Lenders’ liens and security interests thereunder, which action has been taken or completed create and constitute or will create and constitute, as the case may be, valid and perfected first priority (except for Liens provided for in clauses (i) through (ix) of the definition of “Permitted Encumbrances”) liens and security interests in and to the collateral described therein, enforceable against all third parties; and secure or will secure, as the case may be, the performance and payment of the Obligations and the obligations of Manufacturing, IS and RS under the Guaranty.

4.3.  Financial Condition.

All financial statements delivered to Agent were prepared in accordance with GAAP and fairly present the consolidated financial position of Company, Manufacturing, IS and RS as at the respective dates thereof and the consolidated results of operations and cash flows of Company, Manufacturing, IS and RS for each of the relevant periods. Except as permitted by this Agreement, none of Company, Manufacturing, IS or RS or any of their respective Subsidiaries have any material Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing financial statements, the notes thereto, the schedules to this Agreement or the most recent financial statements delivered pursuant to subsection 5.1 of this Agreement except those incurred in the ordinary course of business consistent with past practice.

4.4.  [Intentionally Omitted].

4.5.  Title to Properties; Liens.

Company, Manufacturing, IS and RS have good, sufficient and legal title to all their respective properties and assets reflected in the most recent consolidated balance sheet referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1 of this Agreement, except for assets acquired or disposed of in the ordinary course of business since the date of such consolidated balance sheet. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens.

The Information Certificate contains a complete and accurate list of the street addresses for all real property owned in fee by Company, Manufacturing, IS or RS on the Closing Date with the name of such owner indicated for each such property. The Information Certificate contains a complete and accurate list of the street addresses for all real properties leased by Company, Manufacturing, IS or RS as tenant on the Closing Date, with the name of such lessee indicated for each such property.

4.6.  Litigation; Adverse Facts.

There is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of Company, Manufacturing, IS, RS or any of their respective Subsidiaries) at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, Manufacturing, IS or RS threatened against or affecting Manufacturing, Company, IS or RS or any property of Company, Manufacturing, IS or RS which, individually or in the aggregate, could reasonably be expected to (i) as of the Closing Date, except as set forth on Schedule 4.6 annexed hereto, result in liability in excess of $100,000 and (ii) thereafter result in a Material Adverse Effect. None of Company, Manufacturing, IS, RS or any of their respective Subsidiaries’ is (i) in violation of any applicable law that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

4.7.  Payment of Taxes.

Except to the extent permitted by subsection 5.3, all tax returns and reports of Company, Manufacturing, IS, RS and each of their respective Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Company, Manufacturing, IS, RS and each of their respective Subsidiaries and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable. Except as set forth on the Information Certificate, Company knows of no proposed tax assessment against Company, Manufacturing, IS, RS or any of their respective Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings and as to which adequate reserves have not been established; provided that the adequacy of such reserves shall be subject to the sole discretion of Agent. Company does not intend to treat the Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

4.8.  Materially Adverse Agreements; Performance.

A.                                   Agreements.  None of Manufacturing, Company, IS, RS or any of their respective Subsidiaries is a party to or is subject to any material agreement or instrument or charter or other internal restriction which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

B.                                     Performance.  None of Manufacturing, Company, IS, RS or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of Manufacturing, Company, IS, RS or any of their respective Subsidiaries, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.9.  Governmental Regulation.

None of Manufacturing, Company, IS, RS or any of their respective Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10.  [Intentionally Omitted].

4.11.  Employee Benefit Plans.

A.                                   Company and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.

B.                                     No ERISA Event has occurred or is reasonably expected to occur except ERISA Events that, individually or in the aggregate, could not reasonably be expected to result in a liability of Company or any of its ERISA Affiliates in excess of $250,000.

C.                                     Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Company or any of its ERISA Affiliates.

D.                                    As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $250,000.

4.12.  Disclosure.

No representation or warranty of Manufacturing, Company, IS or RS contained in this Agreement, Information Certificate, or any other Loan Document, certificate or written statement furnished to Lenders by or on behalf of Manufacturing, Company, IS or RS for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Manufacturing, Company, IS or RS in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. The projections contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to Company,

Manufacturing, IS or RS (other than matters of a general economic nature) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.13.  Security Interests.

The Liens granted to Agent on behalf of Lenders by Company, Manufacturing, IS and RS pursuant to the Collateral Documents are perfected first priority Liens (except as set forth in subsection 2.10 hereof or in Section 24 of the Information Certificate) in the Collateral described therein including the proceeds and products thereof.

4.14.  Environmental Protection.

Except as set forth in the Information Certificate:

(i)                                     the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

(ii)                                  Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

(iii)                               neither Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of Company’s knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

(iv)                              none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined is reasonably likely to have a Material Adverse Effect, individually or in the aggregate;

(v)                                 neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

(vi)                              neither Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries;

(vii)         neither company nor any of its Subsidiaries nor, to the best knowledge of Company, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of any hazardous waste, as defined under 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws or any state equivalent of any of the foregoing;

(viii)        no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and neither Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim, individually or in the aggregate, having a Material Adverse Effect;

(ix)                                neither Company nor any of its Subsid iaries nor, to the best knowledge of Company, any of their respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim, individually or in the aggregate, having a Material Adverse Effect;

(x)                                   no underground storage tanks or surface impoundments are on or at any Facility; and

(xi)                                no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

4.15.  Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that, individually or in the aggregate, may have a Material Adverse Effect.

4.16.  Use of Proceeds.

The proceeds of the Loans shall be used solely as follows:  (a) to refinance or make payments on existing Indebtedness of Company under the Existing Credit Agreement; (b) to fund working capital in the ordinary course of Company’s business; (c) to fund capital expenditures; (d) to make payments and distributions permitted hereunder; and (e) for other general corporate purposes.

4.17.  Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither Company nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

Section 5.  COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.  Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:

(i)                                     Borrowing Base Certificates.  If Company has Excess Availability of less than (i) $10,000,000 prior to the Accordion Activation and (ii) $12,500,000 following the Accordion Activation, in each case prior to 2:00 p.m. (Boston time) on each Tuesday, a borrowing base certificate, in form and detail acceptable to Agent, as of the close of Company’s business on the immediately preceding Saturday; or if Company has Excess Availability of (i) $10,000,000 or more prior to the Accordion Activation and (ii) $12,500,000 or more following the Accordion Activation, in each case prior to 2 (Boston time) on the third Business Day of any fiscal month, a borrowing base certificate, in form and detail acceptable to Agent, as of the close of Company’s business on the last day of the immediately preceding fiscal month;

(ii)                                  Monthly Reports.  As soon as available, but in no event later than ten (10) days after and as of the last day of each fiscal month, store activity reports which set forth a listing of all retail stores opened or closed during such month, together with the addresses of such stores, as well as the total number of retail stores in operation during such month, agings of accounts receivable and accounts payable, a perpetual stock ledger report, and such other reports and materials as Agent may reasonably request from time to time, all in form and detail acceptable to Agent;

(iii)                               Monthly Financials.  As soon as available and in any event within 30 days after the end of each fiscal month ending after the Closing Date, the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a senior financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(iv)                              Quarterly Financials.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, the 10Q report filed with the SEC and the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the senior financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(v)                                 Year-End Financials.  As soon as available and in any event within 90 days after the end of each fiscal year, (a) the 10K report filed with the SEC, and the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified by the senior financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a list of all liabilities of Manufacturing as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified by the senior financial officer of Company that they fairly present the liabilities of Manufacturing as at the dates indicated, and (c) in the case of such consolidated financial statements described in clause (a) above, a report thereon of independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(vi)                              Officers’ and Compliance Certificates.

(a)                                  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, a certificate, executed by an officer of Company, stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iv) or (v) above, a certificate, executed by an officer of the Company demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 6.6 if applicable for any such period;

(vii)                           Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii), (iv), (v) or (xv) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, if requested by Agent, (a) together with the first delivery of financial statements pursuant to subdivision (iii), (iv), (v) or (xv) of this subsection 5.1 following such change, consolidated financial statements of

Company and its Subsidiaries for (y) the current fiscal year to the effective date of such change and (z) the two full fiscal years immediately preceding the fiscal year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii), (iv), (v) or (xv) of this subsection 5.1 following such change, a written statement of the chief accounting officer or senior financial officer of Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

(viii)                        Accountants’ Certification.  Together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (v) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (vi) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (vi) above for the applicable fiscal year are not stated in accordance with the terms of this Agreement;

(ix)                                Accountants’ Reports.  Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

(x)                                   SEC Filings and Press Releases.  Promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(xi)                                Events of Default, etc.  Promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(xii)                             Litigation.  (a) Promptly upon any officer of Company obtaining knowledge of the institution of, or nonfrivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, “Proceedings”) seeking no less than $500,000, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(xiii)                          ERISA Events.  Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xiv)                         ERISA Notices.  With reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

(xv)                            Financial Plans.  (A) As soon as practicable and in any event within 30 days after the end of each fiscal year of Company, a consolidated plan and financial forecast for the next succeeding fiscal year of Company and its Subsidiaries, including, without limitation, (1) a forecasted consolidated balance sheet, statement of income and statement of cash flows for such fiscal year, (2) forecasted consolidated balance sheets, statements of income and statements of cash flows of Company and its Subsidiaries for each fiscal month of such fiscal year and (B) as soon as practicable, all material amendments, updates and revisions, if any, to the information provided pursuant to clause A above;

(xvi)                         Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect;

(xvii)                      Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors of Company or any of its Subsidiaries;

(xviii)                   Other Information.  With reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2.  Corporate Existence, etc.

Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any such Subsidiary of Company (other than Manufacturing, RS and IS) may be terminated if such termination is in the best interest of its parent and is not disadvantageous to the holder of any Note. Company will provide Lenders with a complete and correct list of its direct and indirect Subsidiaries on the Closing Date and on the first date financial statements are required to be delivered pursuant to subsection 5.1(iv) after the occurrence of any change in such list from the form most recently delivered to Lenders.

5.3.  Payment of Taxes and Claims; Tax Consolidation.

Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.4.  Equal Security for Loans and Notes; No Further Negative Pledges.

A.                                   If Company or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2 (unless prior written consent to the creation or assumption thereof shall have been obtained from Agent and Requisite Lenders), it shall make or cause to be made concurrently therewith effective provision whereby the Loans and the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such other Indebtedness shall be so secured; provided that this covenant shall not be construed as consent by Requisite Lenders to any violation of the provisions of subsection 6.2.

B.                                     Except with respect to specific property encumbered to secure payment of particular Indebtedness, neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

5.5.  Maintenance of Properties; Insurance.

Company will maintain or cause to be maintained in good repair, working order and condition all material properties used or reasonably determined to be useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same type or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that the amount of coverage of such insurance shall not be less than the amount of insurance maintained on the Closing Date and the ratings of insurers issuing such insurance as set forth in “Best’s Insurance Guide” shall be the same or better than the ratings of the insurers providing such insurance on the Closing Date.

5.6.  Inspection.

Company will permit any authorized representatives designated by Agent, at the expense of Company, to visit and inspect any of the properties of Company or any of its Subsidiaries, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its or their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.7.  Compliance with Laws, etc.

Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which is reasonably likely to cause a Material Adverse Effect.

5.8.  Collateral Documents: Further Assurances.

A.                                   As soon as practicable, but in no event more than the number of days specified below from the Closing Date, Company shall provide to Agent, at Company’s sole cost and expense, in form and substance satisfactory to Agent, the following:

(i)                                     within 60 days, an agreement with Company’s credit card processor(s); and

(ii)                                  within 120 days, landlord lien waivers or functional equivalent (it being agreed by the parties hereto that landlord lien waiver language in form substantially similar to the language set forth on Exhibit VII annexed hereto shall be deemed acceptable by Agent) from all landlords of any location where Collateral is maintained and which jurisdiction has a statutory landlord’s lien, failing which the Current Asset Borrowing Base shall be reducing by two (2) months’ rent for each location with respect to which a waiver is not so provided.

B.                                     As soon as practicable, but in no event more than 120 days from the date on which Company enters into any new depository arrangements with a financial institution which will act as a local depository with respect to non-credit card sales at two (2) or more retail stores, a triparty agreement with such financial institution.

C.                                     Company from time to time shall or shall cause Manufacturing, IS and RS to execute, deliver, record, register and file all such notices, statements and other documents and take such other steps, including but not limited to the amendment of the Collateral Documents and any financing statements prepared thereunder, as may be reasonably necessary or advisable, or that Agent may reasonably request, to render fully valid and enforceable under all applicable laws, the rights, liens and priorities of Agent on behalf of Lenders with respect to all security from time to time furnished under this Agreement or the Collateral Documents or intended to be so furnished in each case in such form and at such times as shall be reasonably satisfactory to Agent.

5.9.  Environmental Disclosure and Inspection.

A.                                   Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply and cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws, except where failure to comply could not have a Material Adverse Effect.

B.                                     Company agrees that Agent on behalf of Lenders may, from time to time and in its sole and absolute discretion, retain, at Company’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Company and to conduct its own investigation of any Facility currently owned, leased, operated or used by Company or any of its Subsidiaries, and Company agrees to use its best efforts to obtain permission for Agent’s professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Company or any of its Subsidiaries. Company hereby grants to Agent and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Company and Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Agent pursuant to this subsection 5.9B will be obtained and shall be used by Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect the security interests created by the Loan Documents. Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (i) it will indemnify and hold harmless Agent and each Lender from any costs, losses or liabilities relating to Company’s use of or reliance on such report, (ii) neither Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Company, neither Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

C.                                     Promptly after it becomes aware of any of any of the following, Company shall advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that could have a Material Adverse Effect, (iv) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials. Company shall promptly deliver to Lenders a copy of (a) any environmental reports prepared by or for the Company or any of its Subsidiaries regarding a groundwater investigation at 500 Hanover Pike, Hampstead, Maryland, completed on or about August 31, 1995, and any subsequent environmental reports related to the groundwater at such site, and (b) any Complaint filed by the Company or any of its Subsidiaries against any party alleged to be liable for any costs of remediation at such site.

D.                                    Company shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Company or any of its Subsidiaries and (ii) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject Company or any of its Subsidiaries to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

E.                                      Company shall, at its own expense, provide copies of such documents or information as Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 5.9.

5.10.  Company’s Remedial Action Regarding Hazardous Materials.

Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations, except where failure to comply could not have a Material Adverse Effect. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company’s or such Subsidiary’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

5.11.  Environmental Indemnity.

Company shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless each Indemnitee from and against any action, suit, proceeding, claim or loss suffered or incurred by that Indemnitee under or on account of any Environmental Laws or Release of any Hazardous Materials relating to any Facility or any action or failure to act by Company or any of its Subsidiaries with respect to such Environmental Laws or Release.

5.12.  Additional Subsidiaries.

A.                                   If, after the Closing Date, Company creates or acquires, either directly or indirectly, any Subsidiary, Company will promptly notify Agent of such creation or acquisition, as the case may be, and contemporaneously with the formation of such Subsidiary, Company shall take all other action required by this subsection 5.12.

B.                                     Company will cause each Subsidiary (including any Subsidiary which, on or after the Closing Date, becomes a Subsidiary) created, acquired or otherwise existing, on or after the Closing Date to promptly become a guarantor and shall cause such Subsidiary to execute and deliver to Agent, for the benefit of Agent and the Lenders, a joinder to each of the Guaranty and the Security Agreement and to comply with all conditions precedent set forth therein.

5.13.  Appraisals.

Company agrees that Agent on behalf of Lenders may retain, at Company’s expense, appraisers to conduct appraisals of any Collateral; provided, however, that prior to the occurrence of a Potential Event of Default or Event of Default, Company shall be responsible for the costs and expenses of no more than two (2) appraisals per calendar year with regards to each type of Collateral.  Company hereby grants to Agent and its agents, employees, appraisers, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries to conduct such appraisals, including, any review or investigation related thereto. Any such review, investigation or appraisal of any Collateral shall be conducted, unless otherwise agreed to by Company and Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility.

5.14.  Use of Proceeds.

Company will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in subsection 4.16.

Section 6.  COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.  Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     Company may become and remain liable with respect to the Obligations;

(ii)                                  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligation so extinguished;

(iii)                               Manufacturing, IS and RS may become and remain liable with respect to Indebtedness to Company to the extent permitted by subsection 6.3; provided that (a) all such intercompany Indebtedness shall be evidenced by an open promissory note, and (b) any payment by such Person under any guaranty of the Obligations shall, by the terms of such note, result in a pro tanto reduction of the amount of any intercompany indebtedness owed by such Person to Company; provided further, that the parties hereby acknowledge that Agent reserves the right to require Company and its Subsidiaries to pledge to Agent, as security for the payment and performance of the Obligations of Company and its Subsidiaries, any such open promissory notes representing intercompany Indebtedness now held or hereafter acquired by Company or any of its Subsidiaries;

(iv)                              Company and its Subsidiaries, as applicable, may remain liable with respect to Existing Approved Indebtedness described in the Information Certificate (as it may be extended, renewed or modified, provided that such extension, renewal or modification does not increase the principal amount of such Existing Approved Indebtedness above the amount outstanding on the date of such extension, renewal or modification); Company may become and remain liable with respect to Indebtedness to IS to the extent permitted by subsection 6.3; provided that all such intercompany Indebtedness shall be evidenced by one or more promissory notes;

(v)                                 Company and its Subsidiaries may become and remain liable with respect to Permitted Acquisitions; and

(vi)                              Company and its Subsidiaries may become and remain liable with respect to Indebtedness in addition to Indebtedness described in clauses (i)-(vi) above in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

6.2.  Liens and Related Matters.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform

Commercial Code of any State or under any similar recording or notice statute, except Permitted Encumbrances.

6.3.  Investments.

Company will not, and will not permit any of its Subsidiaries to, directly or indirectly make or own any Investment in any Person, except: (i) Company’s direct Investments in IS, RS and Manufacturing; (ii) IS’s ownership of the capital stock of RS; (iii) extensions of credit made by IS to Company; and (iv) Investments in Permitted Acquisitions.

6.4.  Contingent Obligations.

Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except:

(i)                                     guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(ii)                                  Manufacturing, IS, and RS may become and remain liable with respect to the Guaranty;

(iii)                               contingent reimbursement obligations with respect to Letters of Credit; and

(iv)                              Contingent Obligations set forth on the Information Certificate.

6.5.  Restricted Payments; Repurchases.

Company will not, and will not permit its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for dividends, distributions or repurchases of capital stock; provided, however, any Subsidiary of Company may declare and pay dividends to Company or any wholly owned Subsidiary and Company or any wholly owned Subsidiary may declare and pay dividends and/or repurchase shares of its outstanding capital stock in an aggregate amount not to exceed $15,000,000 in any twelve month period so long as (i) no Potential Event of Default or Event of Default exists or would exist after giving effect to such dividend payment or share repurchase and (ii) Excess Availability exceeds $30,000,000 both before and, on a pro forma basis, after giving effect to such dividend payment or share repurchase.

6.6.  Minimum EBITDA.  For Company’s 2004 fiscal year, Company shall, as of the last day of each fiscal month thereof, have EBITDA of not less than $27,500,000.  In addition, in no event shall Consolidated Capital Expenditures exceed $30,000,000 during Company’s 2004 fiscal year.  The foregoing covenants may be adjusted upwards each subsequent fiscal year based upon Company’s projections for the fiscal year containing that fiscal month and fiscal year, for which projections must be delivered to Agent as soon as practicable, but in any event within 30 days after the end of each fiscal year of Company. The projections shall be satisfactory to Agent in its reasonable credit judgment.  Agent may set the minimum EBITDA level upwards for future periods based on 85% of the expected performance set forth in such projections delivered to Agent.  The covenants set forth in this Section will not be applicable to Company in any fiscal month during which Company maintains Excess Availability at all times of (i) $7,500,000 or more prior to the Accordion Activation and (ii) $10,000,000 or more following the Accordion Activation, provided, that in each case no Event of Default has occurred and is continuing.

6.7.  Restriction on Fundamental Changes; Issuance of Preferred Stock.

A.                                   Subject to subsection 5.2, Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets outside of the ordinary course of business, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

(i)                                     Any Subsidiary of Company may be merged or consolidated with or into Company, Manufacturing, IS or RS, or be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company, Manufacturing, IS or RS;

(ii)                                  Company and its Subsidiaries may sell or otherwise dispose of any of their assets outside of the ordinary course of business; provided (a) that any such sale or other disposition is made for the fair market value of such assets, and (b) that not more than $250,000 in fair market value of assets (excluding inventory) may be sold or otherwise disposed of in any one transaction or series of related transactions and not more than $500,000 in fair market value-of assets (excluding inventory) in the aggregate may be sold or otherwise disposed of in any fiscal year of Company, provided, however, that all net proceeds of any such sale or disposition shall be immediately turned over to Agent to be applied to reduce the Obligations as it sees fit, and (c) Company may franchise or otherwise sell all or substantially all of the assets of up to five (5) retail stores per calendar year upon at least five (5) days prior written notice received by Agent in connection with each such franchise or sale, on the condition that all net proceeds of each such franchise or sale shall be, upon Company’s receipt, deposited into the Cash Collateral Account; and

(iii)                               Company and its Subsidiaries may acquire leasehold interests in connection with the opening of new stores subject to the terms of subsection 6.10.

B.                                     Company will not, and will not permit any of its Subsidiaries to, issue any preferred stock, except pursuant to a stock rights plan applicable to all shareholders.

6.8.  Conduct of Business.

Company will not engage in any business other than the business engaged in by Company, Manufacturing, IS, or RS on the date hereof, substantially similar or related businesses and other lines of business consented to by Agent and Requisite Lenders. Company will not permit Manufacturing, IS, and RS to engage in any business other than the business engaged in by Manufacturing, IS and RS on the date hereof or substantially similar or related businesses, or to sell or dispose of its products in any manner different from the manner in which Manufacturing, IS, or RS sold or disposed of its products on the date hereof. Company will not form, create, or take any interest in, any Subsidiary other than those Subsidiaries listed in the Information Certificate.

6.9.  [Intentionally Omitted].

6.10.  Sales and Lease-Backs.

Except in connection with a Permitted Acquisition, Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person; or (ii) which Company or any such Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any such Subsidiary to any Person in connection with such lease.

6.11.  Sale or Discount of Receivables.

Company will not, and will not permit any of its Subsidiaries, without the prior written consent of the Agent, to, directly or indirectly, sell with recourse or, so long as no Potential Event of Default or Event of Default has occurred and is continuing, with or without recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, provided that all proceeds permitted hereunder shall be immediately turned over to Agent to be applied to the Obligations as it sees fit; provided, however, this Section 6.11 shall not prohibit Company from establishing a credit card affiliation program on a non-recourse basis pursuant to which receivables may be generated for the benefit of Company and sold and/or assigned through a credit card securitization program, all of the terms and conditions of which are acceptable to Agent.

6.12.  Transactions with Shareholders and Affiliates.

Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Company, or with any Affiliate of Company or of any such holder, on terms which in the sole discretion of the Board of Directors of Company (such discretion, however, to be exercised in good faith and evidenced by a resolution) are less favorable to Company or that Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries.

6.13. Disposal of Subsidiary Stock.

Company will not:

(i)                                     directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of (or warrants, rights or options to acquire shares or other equity Securities of) any of its Subsidiaries, except to qualify directors if required by applicable law; or

(ii)                                  permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other Securities (or warrants, rights or options to acquire shares or other Securities) of such Subsidiary, except to Company, another Subsidiary of Company or to qualify directors if required by applicable law.

Section 7.  EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

7.1.  Failure to Make Payments When Due.

Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; failure to pay when due any amount payable in reimbursement of the L/C Issuing Bank in respect of a drawing under a Letter of Credit; or failure to pay when due any interest on any Loan or any other amount due under this Agreement; or

7.2.  Default in Other Agreements.

Failure of Company or any of its Subsidiaries to pay when due or any default in the payment when due of any principal or interest on any other Indebtedness in an aggregate principal amount of $100,000 or more or in the payment when due of any Contingent Obligation in an aggregate principal amount of $100,000 or more, in each case beyond any period of grace provided; or breach or default with respect to any other material term of any evidence of any other Indebtedness in an aggregate principal amount of $100,000 or more or of any loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3.  Breach of Warranty.

Any of Company’s representations or warranties made herein or in any statement or certificate at any time given by Company in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

7.4.  Other Defaults Under Agreement.

A.                                   Company shall default in the performance of or compliance with Section 5 (other than paragraphs 5.1(iii) to and including (x), 5.1 (xiii) to and including (xvii), subsections 5.3, 5.7, 5.9, 5.10 or 5.11) or Section 6 of this Agreement; or

B.                                     Company shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in subsections 7.1, 7.3 or 7.4A (although the terms of the Agreement covered by this subsection 7.4B shall include those paragraphs of subsection 5.1 excluded from subsection 7.4A) and such default shall not have been remedied or waived within 30 days of its occurrence; or

7.5.  Involuntary Bankruptcy; Appointment of Receiver, etc.

A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (B) (i) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; (ii) the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or (iii) the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Company or any of its Subsidiaries, and the continuance of any such events in subpart (B) for 45 days unless dismissed or discharged provided that Lenders shall not be required to make Loans or issue Letters of Credit during such 45 day period; or

7.6.  Voluntary Bankruptcy; Appointment of Receiver, etc.

Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by Company or any of its Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of Company or any of its Subsidiaries, or the admission by Company or any of its Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

7.7.  Judgments and Attachments.

Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of $500,000 or, together with all other such money judgments, writs or warrants of attachments or similar processes involving an aggregate amount in excess of $1,000,000, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days or in any event later than five (5) days prior to the date of any proposed sale thereunder (provided that Lenders shall not be required to make Loans or issue Letter of Credit during such 45 day period); or

7.8.  Dissolution.

Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days (provided that Lenders shall not be obligated to make Loans or issue Letters of Credit during such 30 day period); or

7.9.  Employee Benefit Plans.

There occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of the Company or any of its ERISA Affiliates in excess of $500,000 annually; provided, however, that it shall be an Event of Default if there exists, as of any valuation date for a Pension Plan, or in the aggregate for all Pension Plans (excluding Pension Plans with assets in excess of benefit liabilities) an excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such Plan, only if such excess individually or in the aggregate for all Pension Plans (excluding in such computation any Pension Plans with assets greater than benefit liabilities) exceeds $500,000 annually; or

7.10.  Invalidity of Guaranty.

The Guaranty for any reason, other than the satisfaction in full of all Obligations, is declared by a court of competent jurisdiction to be null and void, or any of Manufacturing, IS or RS denies that it has any further liability, including without limitation with respect to future advances by Lenders, under the Guaranty or gives notice to such effect; or

7.11.  Failure of Security.

From and after the execution, acknowledgement and recordation or filing, as appropriate, of any Collateral Document by Company or any of its Subsidiaries, any such Collateral Document shall be revoked by Company or such Subsidiary or shall be declared by a court of competent jurisdiction to be null and void or shall cease to be in full force and effect as a result of any change in law or the protection or security afforded Lenders in any substantial portion of the property secured thereby is in any material respect impaired as a result of the destruction or condemnation thereof or for any similar reason; or Company or such Subsidiary shall default in any material respect in the performance or observance of any material term, covenant, condition or agreement on its part to be performed or observed under such Collateral Document beyond any applicable grace period; or Lenders shall fail to have a valid, perfected and enforceable first priority Lien (subject to the Liens permitted by subsection 6.2) on Company’s or such Subsidiary’s right, title and interest in all or any material portion of the real property described therein as a result of any change in law, the expiration of any required filings or recordations with respect thereto, the declaration by a court of competent jurisdiction that such Lien is null and void or the imposition of any “super Lien” under applicable state or federal law and such failure shall not be a circumstance covered by the Title Policies; or Company or such Subsidiary shall contest in any manner that such Collateral Document constitutes its valid and enforceable agreement or shall assert in any manner that it has no further obligation or liability under such Collateral Documents.

7.12.  Termination of Commitments.

If any one or more of the foregoing Events of Default shall have occurred and be continuing, Agent may, and upon the request of the Requisite Lenders shall, by notice in writing to Company declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents and all reimbursement obligations with respect to Letters of Credit to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Company; provided that in the event of any Event of Default specified in subsection 7.5 or subsection 7.6 shall occur, all such amounts shall become immediately due and payable automatically and without any requirement of notice from Agent or any Lender and any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to Company and the L/C Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, Agent may and, upon the request of the Requisite Lenders, shall, by notice to Company, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the L/C Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve Company or any of its Subsidiaries of any of the Obligations.

7.13.  Remedies.

In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to subsection 7.12, each Lender, if owed any amount with respect to the Loans or Letter of Credit obligations, may, with the consent of the Requisite Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender; provided, however, Agent hereby agrees that in no event shall Agent sell or assign any promissory notes representing intercompany Indebtedness and pledged to Agent hereunder except together with all assets of Company and for an amount not less than face value.  No remedy herein conferred upon any Lender or Agent or the holder of any Note or purchaser of any Letter of Credit participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.14.  Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Potential Event of Default or Event of Default, Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Collateral Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

A.                                   first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B.                                     second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C.                                     third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D.                                    fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E.                                      fifth, ratably to pay interest due in respect of the Loans until paid in full,

F.                                      sixth, to pay the principal of all Swing Line Loans until paid in full,

G.                                     seventh, to pay the principal of all Loans until paid in full,

H.                                    eighth, to Agent, to be held by Agent, for the ratable benefit of the L/C Issuing Bank and those Lenders having a Commitment, as cash collateral in an amount up to 102% of the then extant Letter of Credit Usage until paid in full,

I.                                         ninth, to pay any other Obligations (other than on account of Interest Rate Agreements and other Bank Products) until paid in full,

J.                                        tenth, to pay any Obligations on account of Interest Rate Agreements and other Bank Products until paid in full, and

K.                                    eleventh, to Company (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

Section 8.  AGENT

8.1.  Appointment.

WFRF is hereby appointed Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents, except to the extent reasonably necessary or advisable in Agent’s discretion to create or perfect the security interests referred to in subsections 2.10 and 5.8 hereof, to be held by Agent on behalf of Lenders, in which event, no consent of any Lender is required. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agent and Lenders, and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

8.2.  Powers; General Immunity.

A.                                   Duties Specified.  Each Lender irrevocably authorizes Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                                     No Responsibility for Certain Matters.  Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of Company to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.                                     Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent hereunder or in connection herewith except to the extent caused by Agent’s gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders where unanimity is required hereunder. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all Lenders where unanimity is required hereunder. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders or all Lenders where unanimity is required hereunder.

D.                                    Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to give notice thereof or account for the same to Lenders.

E.                                      Agent May File Proofs of Claim.

(i)                                     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Company, Agent (irrespective of whether the principal of any Loan or reimbursement obligation under any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, or Unpaid reimbursement obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under subsections 2.4 and 9.2) allowed in such proceeding or under any such assignment; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(ii)                                  Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under subsections 2.4 and 9.2.

(iii)                               Nothing contained herein shall authorize Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

8.3.  Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto (other than information that Company is required to furnish to Agent on behalf of Lenders, and that actually is so furnished, pursuant to the express terms of this Agreement or any other Loan Document), whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4.  Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by Agent under or in connection therewith or herewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5.  Payee of Note Treated as Owner.

Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor.

8.6.  Resignation.  Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and Company.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.

Unless a Potential Event of Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Company.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Ratings Group.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor Agent has accepted appointment as Agent by the date which is sixty (60) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

8.7.  Collateral Documents.

Each Lender hereby further authorizes Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of Lenders and agrees to be bound by the terms of the Collateral Documents; provided that Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents without the prior consent of Requisite Lenders; provided further, that any amendment, modification, termination or waiver of any provision contained in the Collateral Documents which has the effect of releasing any Collateral pursuant to one or more related transactions in an aggregate amount greater than $1,000,000 shall require the consent of all Lenders.  Agent may (i) release Collateral without the consent of any Lender to the extent the disposition thereof complies with subsection 6.7A(ii), (ii) release Collateral with the consent of Requisite Lenders; provided that such release relates to one transaction or a series of related transactions and the aggregate amount of the Collateral so released does not exceed $1,000,000 and (iii) in all other instances, release Collateral with the consent of all Lenders. Each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Agent for the benefit of Lenders in accordance with the terms thereof. Agent hereby agrees to hold all Collateral under the Collateral Documents executed and delivered prior to the Closing Date for the benefit of itself and Lenders.

8.8.  Documentation Agent.  National City Commercial Finance, Inc., in its capacity as Documentation Agent, shall have no duties or responsibilities and shall incur no liability under this Agreement or any other Loan Document.

Section 9.  MISCELLANEOUS

9.1.  Assignments and Participations in Loans and Letters of Credit.

A.                                   General.  Each Lender shall have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of any Loan or Loans made by it or its Commitments or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such assignment or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such assignment or participation of the Loans, the Letters of Credit or participations therein or the other Obligations under the Securities laws of any state. Except as otherwise provided in this subsection 9.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of the Loans, the Commitments, the Letters of Credit or participations therein or the other Obligations owed to such Lender.

B.                                     Assignments.

(i)                                     Amounts and Terms of Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)                                  except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall not be less than $10,000,000 unless each of Agent and, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b)                                 each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, it being understood that non- pro rata assignments of or among any of the Commitments, the Loans and Letters of Credit are not permitted;

(c)                                  any assignment of a Commitment must be approved by Agent and the L/C Issuing Bank (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(d)                                 the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an administrative questionnaire in form and detail satisfactory to Agent.

Subject to acceptance and recording thereof by Agent pursuant to subsection 9.1B(ii) below, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) subsections 2.7C, 2.7D, and 2.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) subsection 9.3 notwithstanding such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1B(iii). Agent may, from time to time at its election, prepare and deliver to Lenders and Company a revised Schedule 2.1.

(ii)                                  Acceptance by Agent.  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 9.1B(i) and any certificates, documents or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.8B(iii), Agent shall, if such Assignment and Acceptance has been completed, (a) accept such Assignment and Acceptance by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment) and (b) give prompt notice thereof to Company.  Agent, acting solely for this purpose as an agent of Company, shall maintain at Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Company, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

C.                                     Participations.  Participants shall have no rights under this Agreement or any other Loan Document except as provided below. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder shall be determined as if such Lender had not sold such participation. No agreement pursuant to which any Lender sells a participating interest to a Person other than a Lender may permit the purchaser to transfer, pledge, assign, sell participations or otherwise encumber its participating interest. Company hereby acknowledges and agrees that any participation will give rise to a direct obligation of Company to the participant and the participant shall, for purposes of subsections 2.7D, 2.8, 9.4 and 9.5, be considered to be a “Lender”.

D.                                    Information.  Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.19.

E.                                      Miscellaneous Assignment Provisions.  A Lender may at any time grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (ii) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of Company or Agent hereunder[; provided further, that any Lender exercising its rights pursuant to this subsection 9.1E shall provide notice of the same to Company].

9.2.  Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses (including attorneys’ fees of counsel to Agent) of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company (including without limitation any opinions requested by Agent as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all other actual and reasonable costs and expenses incurred by Agent in connection with the negotiation, arrangement, preparation, closing, execution and administration of the Loan Documents and the transactions contemplated hereby and thereby, including, without limitation, printing costs, appraisal expenses, all reasonable costs and expenses (other than those described in clause (iii) above or otherwise payable hereunder) incurred in connection with any renegotiation of the Loan Documents or the Loans and all reasonable travel and lodging expenses (other than those otherwise payable hereunder) incurred by any employee or other representative of Agent in connection with visiting the facilities of Company or its Subsidiaries to discuss, evaluate or investigate the credit of Company or its Subsidiaries; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges and costs of settlement, incurred by Agent and Lenders in enforcing and preserving rights with respect to any Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

9.3.  Indemnity.

In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Agent and Lenders and any holder of any of the Notes, and the officers, directors, employees, agents and affiliates of Agent, Lenders and such holders (collectively called the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the

“Indemnified Liabilities”); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from (i) the illegality of any participation agreement regarding the Obligations among any two or more of the Lenders, (ii) the lack of power or authority of Agent or any Lender to enter into any of the Loan Documents, (iii) any federal, state or local tax liability of Agent or any Lender except to the extent set forth elsewhere herein, and (iv) the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them.

9.4.  Set Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each subsequent holder of any Note is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender or that subsequent holder under this Agreement, the Notes, the Letters of Credit and participations therein, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender or that subsequent holder shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Agent and each Lender a security interest in all deposits and accounts maintained with Agent or such Lender as security for the Obligations.

9.5.  Ratable Sharing.

Lenders and each subsequent holder by acceptance of a Note hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender or holder hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender or holder) which is greater than the proportion received by any other Lender or holder of the Notes in respect of the Aggregate Amounts Due to such other Lender or holder, then the Lender or holder of the Notes receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders and holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders and holders of the Notes in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender or holder is thereafter recovered from such Lender or holder upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender or holder ratably to the extent of such recovery, on the same ratable basis, if and to the extent such purchasing Lender or holder is required to pay interest on the amounts that are recovered. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6.  Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any amendment, modification, termination or waiver of or with respect to: the amount of the Commitments or the principal amount of the Loans; the maximum amount of Letters of Credit; each Lender’s Pro Rata Share; the definition of “Requisite Lenders”; the definitions of “Current Asset Borrowing Base” and “Eligible Inventory Borrowing Base”; any provision expressly requiring the approval or concurrence of all Lenders; the scheduled final maturity dates of the Loans; the dates and amounts of any scheduled payments (but not prepayments) of principal of the Loans; the dates on which interest or any fees are payable; decreases in the interest rates borne by the Loans (other than any waiver of any increase in the interest rate applicable to the Loans pursuant to subsection 2.3E) or in the amount of any fees payable hereunder; the maximum duration of Interest Periods; the provisions contained in subsection 2.1G(iv) relating solely to Overadvances; the amount or due date of any amount payable in respect of any Letters of Credit; the requirement that no Letter of Credit have an expiration date later than the Maturity Date; the obligations of Lenders relating to the purchase of participations in Letters of Credit; the obligations of any guarantor hereunder that results in a release of such guarantor; and the provisions contained in subsections 7.1, 8.7 and 9.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 3 shall be effective only if evidenced by a writing signed by or on behalf of

Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of Section 8 or of any other provision of this Agreement expressly requiring the approval or concurrence of Agent shall be effective without the written concurrence of Agent, and (iv) no amendment, modification, termination or waiver of any provision of this Agreement relating to Swing Line Loans or Letters of Credit shall be effective without the written concurrence of Agent and the Swing Line Lender or L/C Issuing Bank, as applicable. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by Company, Company. Notwithstanding anything to the contrary contained herein, (i) no Lender that is not then in compliance with its obligations hereunder shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, and (iv) the Requisite Lenders may consent to allow Company to use cash collateral in the context of a bankruptcy or insolvency proceeding.

9.7.  Independence of Covenants and Defaults.

All covenants and defaults hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants (or otherwise constitutes a default), the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant (or would otherwise not constitute a default) shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8.  Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four (4) Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

9.9.  Survival of Representations, Warranties and Agreements.

A.                                   All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.                                     Notwithstanding anything in this Agreement or implied by law the contrary, the agreements of Company set forth in subsections 2.7D, 2.8, 5.11, 9.2 and 9.3 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 9.4 and 9.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

9.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Lender or any holder of any Note or any interest in any Letter of Credit in the exercise of any power, right or privilege hereunder or under such Note or Letter of Credit shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11.  Marshalling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the obligations. To the extent that Company makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12.  Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13.  Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.14.  Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15.  Applicable Law.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16.  Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of any of the Loans, and in the event of any such transfer or assignment the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders. Lenders’ rights of assignment are subject to subsection 9.1.

9.17.  Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH

ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Company hereby agrees that service of process sufficient for personal jurisdiction in any action against Company in the Commonwealth of Massachusetts may be made by registered or certified mail, return receipt requested, to the chief executive officer or senior financial officer of Company from time to time in office at Company’s address provided in subsection 9.8, and Company hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company in the courts of any other jurisdiction.

9.18.  Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19.  Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information (provided that no Lender shall have any liability to Company for failure to deliver such notice); and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

9.20.  Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof. Upon the effectiveness of this Agreement, all references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement as it may be subsequently amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof. References in any Collateral Document to the “Secured Obligations” shall include the Obligations.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

JOS. A BANK CLOTHIERS, INC.

By:	/s/ David E. Ullman
Title:	EVP-CFO

Notice Address:

Jos. A. Bank Clothiers, Inc. 500 Hanover Pike Hampstead, Maryland 21074-2095
Attn:	David E. Ullman,
Executive Vice President

LENDERS AND AGENT:

WELLS FARGO RETAIL FINANCE II, LLC,
as Lender and as Agent

By:	/s/ Jennifer Blanchette
Title:	Assistant Vice President

Notice Address:
Commercial Finance Division One Boston Place, 18th Floor Boston, Massachusetts
Attn:	Jennifer Blanchette
A.V.P./Associate Account Executive
Email Address: jblanchette@wfretail.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the L/C Issuing Bank

By:	/s/ [ILLEGIBLE]
Title:	Senior Vice President

Notice Address:
One Boston Place, 18th Floor
Boston, Massachusetts
Attn:	Timothy Tobin

NATIONAL CITY COMMERCIAL FINANCE, INC.

By:	/s/ James C. Ritchie
Title:	Vice President

Notice Address:

1965 East 6th Street, Suite 400 Mail Locator 01-3049 Cleveland, OH 44114
Attn:	James C. Ritchie

WHITEHALL RETAIL FINANCE, a division of Whitehall Business Credit Corporation

By:	/s/ Brian Kennedy
Title:	V.P.

Notice Address:
45 Braintree Hill Office Park, Suite 303
Braintree, MA 02184
Attn:	Brian Kennedy

SIEMENS FINANCIAL SERVICE, INC.

By:	/s/ [ILLEGIBLE]
Title:	S V P

Notice Address:
200 Somerset Corporate Blvd
Bridgewater, NJ 08807
Attn:	Michael Coiley

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Charles O’ Donnell
Title:	VICE PRESIDENT

Notice Address:
1339 CHESTNOT STREET, PA4812
PHILADELPHIA, PA 19107
Attn:	CHARLES O’ DONNELL

Exhibit I

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):	Jos. A. Bank Clothiers, Inc.

4.	Administrative Agent:	Wells Fargo Retail Finance II, LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Credit Agreement dated as of January 6, 2004, as amended, among Jos. A. Bank Clothiers, Inc., the Lenders parties thereto and Wells Fargo Retail Finance II, LLC, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(1)
	$	$		%

Effective Date:

The terms set forth in this Assignment and Acceptance are hereby agreed to by:

ASSIGNOR

[Name of Assignor]

By:
Title:

ASSIGNEE

[Name of Assignee]

By:
Title:

Consented to and Accepted:

Wells Fargo Retail Finance II, LLC, as Administrative Agent

By:
Title:

(1)          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

ANNEX 1

Amended and Restated Credit Agreement dated as of January 6, 2004 as amended, among Jos. A. Bank Clothiers, Inc., the Lenders parties thereto and Wells Fargo Retail Finance II, LLC, as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.               Representations and Warranties.

1.1         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.     General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this

Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

2

Exhibit II

INFORMATION CERTIFICATE

OF

Dated: November     , 2003

Wells Fargo Bank, National Association
Commercial Finance Division
9000 Flair Drive
El Monte, CA 91731

In order to assist you in the continuing evaluation of the financing you are considering of Jos. A. Bank Clothiers, Inc. (the “Corporation”) and to expedite the preparation of any documentation which may be required and to induce you to provide such financing to the Corporation, we represent and warrant to you the following information about the Corporation, its organizational structure and other matters of interest to you:

1.	The full and exact name of the Corporation as set forth in its Articles of incorporation (please attach copy) is:

Jos. A. Bank Clothiers, Inc.

2.

The Corporation uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only), (please attach a copy of the Ficticious Name Registration):

Jos. A. Bank Clothiers, Inc. (No Registrations)

In the event any trade name appears on an invoice, a sample copy of such invoice is annexed.

3.         The date of incorporation of the Corporation was February 28, 1994, under the laws of the State of Delaware, and the Corporation is in good standing under those laws. The Corporation has never been involved in a bankruptcy or reorganization except: (explain)

None

4.	The Corporation is duly qualified and authorized to transact business as a foreign corporation in the following states and is in good standing in such states:

Maryland – See Also Store Address List – Attachment 9-1

5.	Since the date of incorporation, the corporate name of the Corporation has been changed as follows:

Date	Prior Name

None

6.	Since the date of incorporation, the Corporation has made or entered into the following mergers or acquisitions:

See Attachment 6

7.	The chief executive office of the Corporation is located at:

500 Hanover Pike	Hampstead	MD	Carroll
Street Address	City	State	County

8.	The books and records of the Corporation pertaining to accounts, contract rights, inventory, etc. are located at (if other than the chief executive office referred to in Section 7 above):

Same as #7
Street Address	City	State	County

9.

The Corporation has other places of business and/or maintains inventory or other assets at the following addresses indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address):

See Store List – Attachment 9-1
Street Address	City	State	County

See Company Owned Real Estate/NTS Locations – Attachment 9-2
Lessor/Operator	Address	City	State	County

See Vendors With Jos. A Bank Inventory – Attachment 9-2
Street Address	City	State	County

Lessor/Operator	City	State	County

Street Address	City	State	County

	Lessor/Operator	City	State	County

Attach additional sheets for other locations.

10.	The premises listed below owned by the Corporation are subject to mortgages as follows (state name and address of mortgagee and approximate principal balance of mortgage):

Location	Mortgagee	Principal Balance
113 W. North Ave.	Mayor and City	$127,000
Baltimore, MD	Council of Baltimore
21201-5809

A.

The information required by UCC §9-502(b) or former UCC §9-402(5) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded:

Name	Address

11.	The places of business or other locations of any assets used by the Corporation during the last twelve (12) months other than those listed above are as follows:

	4500 E. Golf Rd.	Schawanburg IL 60173	Closed 3/96
	Street Address City	State	CountyLessor/Operator

	4217 E. Golf Rd.	Schawanburg IL 60173	Closed 3/96
	Street Address City	State	CountyLessor/Operator

12.	The Corporation is affiliated with, or has ownership in, the following corporations (including subsidiaries):

	Chief	Jurisdiction Ownership
	Executive	of Percentage or
Name	Office	Incorporation Relationship

See Attachment #12

13.	The Federal Employer Identification Number of the Corporation is as follows:

36-3189198

14.

There is no provision in the Articles of Incorporation or By-laws of the Corporation, or in the laws of the State of its incorporation, requiring any vote or consent of shareholders to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of the Corporation or any subsidiary. Such power is vested exclusively in its Board of Directors.

15.	The officers of the Corporation and their respective titles are as follows:

Title	Name

See Attachment 15

The following will have signatory powers as to all of your transactions with the Corporation:

16.

With respect to the officers noted above, such officers are affiliated with or have ownership in the following corporations (indicate name and address of affiliated. companies, type of operations, ownership percentage or other relationship) :

Finley – Chairman, The Finley Group; Director, Cole National Corporation and Venture Stores, Inc.

17.	The members of the Board of Directors of the Corporation are:

See Attachment 17

18.	The name of the stockholders of the Corporation and their stock holdings are as follows (if stock is widely held indicate only stockholders owning 10% or more of the voting stock)

Name	No. of Shares	Ownership Percentage

None Over 10% as of April 22, 1996

19.	There are no judgments or litigation pending by or against the Corporation, its subsidiaries and/or affiliates or any of its officers/principals, except as follows:

Jos. A. Bank Clothiers, Inc. v. J.A.B. of Lexington, Inc.
U.S. District Court for the District of Maryland MIG95-3826 (1995)
Also Refer to 10-K
Hampstead Ground Water Contamination (Previously )

20.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

None

21.

The aircraft, boats, motor vehicles and all other inventory, equipment and other goods of the Corporation which are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction are as follows:

Goods	Registration System	Jurisdiction

22.	The Corporation maintains bank accounts (including securities and commodities accounts) with the following banks:

Depositary Bank	Bank Address	Type of Account	Acct. No.

23.	The stocks, bonds, debentures, notes and other securities and investment property owned by the Company other than those listed above are as follows:

Name	Description	Value

24.	The Corporation’s assets are owned and held free and clear of any security interests, liens or attachments, except as follows:

	Lienholder	Assets	Amount of Debt Secured

See #10

25.	The Corporation has not guaranteed and is not otherwise liable for the obligations of others, except as follows:

	Debtor	Creditor	Amount of Obligation

None

26.

Other than Collateral acquired by the Corporation in a transaction described in Attachment 6, all of the Collateral has been originated by the Corporation in the ordinary course of the Corporation’s business or consists of goods which have been acquired by the Corporation in the ordinary course from a person in the business of selling goods of that kind, except for the following:

Collateral	Description

27.

The Corporation does not own or license any trademarks, patents, copyrights or other intellectual property, except as follows (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, he name and address of the licensor):

Name		Reg #	Reg. Date
US	Jos. A. Bank	1337264	5/21/95
	Jos. A. Bank	1182109	12/15/81
Japan	Jos. A. Bank	2141936	5/30/89
	Jos. A. Bank	2194845	12/25/89
Mexico	Jos. A. Bank	336284	9/29/95 (Approx.)

28.	The corporation’s fiscal year end: .

	Saturday Closest to January 31. Most recent Year Ended 2/3/96.

29.	With regard to any pension or profit sharing plan:

	(a)	A determination as to qualification has been issued.
	(b)	Funding is on a current basis and in compliance with established requirements.

30.	Certified Public Accountants for the Corporation is the firm of:

Name Arthur Andersen LLP
Address 120 E. Baltimore Street, Baltimore, MD 21202
Partner Handling Relationship James L. Nace
Were statements uncertified for any fiscal year? No

31.	Attorney for the Corporation is the firm of:
Name Kronish Lieb, Weiner & Hellman LLP
Address 1114 Avenue of the Americas, New York, NY 10036-
Partner Handling Relationship Ralph Sutcliffe
Telephone 212-479-6170

32.	Insurance company for the Corporation is:
Name	North Brook Insurance
Address	110 E. Lombard Street, Baltimore, MD 21202
Contact	Henry F. Schoenfeld/Charles Batser
Telephone	410-727-3272
Policy Number(s)	Numerous – See Summary Attached – Attachment 28

33.

Prompt written notice will be given you of any change or amendment with respect to any of the foregoing. Until such notice is received by you, you shall be entitled to rely upon the foregoing in all respects.

Very truly yours,
CORPORATE SEAL TO BE	Jos. A. Bank Clothiers, Inc.
AFFIXED HEREINBELOW
By:
Title:

By:
Title:

Exhibit III

NOTICE OF [LIBOR RATE] BORROWING

Wells Fargo Retail Finance II, LLC

Commercial Finance Division

One Boston Place, 18th Floor

Boston, MA 02108

Attn:

Reference is made to the Amended and Restated Credit Agreement dated as of January 6, 2004 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), among Jos. A. Bank Clothiers, Inc. (“Borrower”), the financial institutions from time to time parties thereto (collectively, the “Lenders”), and Wells Fargo Retail Finance II, LLC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

1.             Pursuant to the Credit Agreement, Borrower hereby requests a [LIBOR/Prime] Rate Loan(s) upon the following terms:

(a)  The principal amount of the requested [LIBOR/Prime] Rate Loan (s) is $                .

(b)  The date of the requested [LIBOR/Prime] Rate Loan(s) is to be                            .

(c)  The aggregate amounts of said [LIBOR/Prime] Rate Loan(s) [and each requested Interest Period if a LIBOR Rate Loan], are:

Amount	[Interest Period

$	month(s)

$	month(s)]

2.             Borrower hereby certifies to Agent and the Lenders that, on the date of this Notice of [LIBOR Rate] Borrowing and after giving effect to the requested advance (including the use of the proceeds thereof):

(a)                                  the representations and warranties set forth in the Credit Agreement are true and correct as if made on such date;

(b)                                 no Potential Event of Default or Event of Default has occurred and is continuing; and

(c)                                  each of the Loan Documents remains in full force and effect.

The party signing below on behalf of Borrower is a duly authorized representative of Borrower and has caused this Notice of [LIBOR Rate] Borrowing to be duly executed on behalf of Borrower as of this         day of               , 200  .

JOS. A. BANK CLOTHIERS, INC.

By:
Title:

2

Exhibit IV

NOTICE OF CONVERSION OR CONTINUATION

Wells Fargo Retail Finance II, LLC
Commercial Finance Division
One Boston Place, 18th Floor
Boston, MA 02108

Attn: Eileen

Reference is made to the Amended and Restated Credit Agreement dated as of January 6, 2004 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), among Jos. A. Bank Clothiers, Inc. (“Borrower”), the financial institutions from time to time parties thereto (collectively, the “Lenders”), and Wells Fargo Retail Finance II, LLC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

1. Pursuant to the Credit Agreement, Borrower hereby requests [the continuation of all or part of its outstanding LIBOR Rate Loans with Interest Periods ending on] [the conversion of all or part of its outstanding Prime Rate Loans], as follows:

(a) The effective date of continuation and/or conversion is to be [                           , 200  ].

(b) The aggregate amount of [said outstanding LIBOR Rate Loans to be continued as] [said outstanding Prime Rate Loans to be converted to] LIBOR Rate Loans, and each requested Interest Period, are:

Amount	Interest Periods

$	month(s)

$_______	month(s)

(c) The aggregate amount of said outstanding LIBOR Rate Loans to be continued as Prime Rate Loans is $                      .

2.             Borrower hereby certifies to Agent and the Lenders that, on the date of this Notice of Conversion or Continuation, no Potential Event of Default or Event of Default has occurred and is continuing.

The party signing below on behalf of Borrower is a duly authorized representative of Borrower and has caused this Notice of Conversion or Continuation to be duly executed on behalf of Borrower as of this        day of                       , 200  .

JOS. A. BANK CLOTHIERS, INC.

By:
Title:

2

Exhibit V

REVOLVING NOTE

$	January 6, 2004

FOR VALUE RECEIVED, the undersigned, JOS. A. BANK CLOTHIERS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                                             (“Lender”) on the Maturity Date the principal sum of                                           Dollars ($                  ), or such lesser amount as shall equal the aggregate outstanding principal balance of all Loans hereunder made by Lender to Borrower pursuant to the Credit Agreement referred to below.

This promissory note is one of the Notes referred to in, and subject to the terms of, that certain Amended and Restated Credit Agreement, dated as of January 6, 2004 (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), among Borrower, Lender and the other financial institutions from time to time parties thereto (collectively, the “Lenders”), and Wells Fargo Retail Finance II, LLC, as agent for the Lenders. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

Borrower further promises to pay interest on the outstanding principal balance hereof at the interest rates, and payable on the dates, set forth in the Credit Agreement. All payments of principal and interest hereunder shall be made in lawful money of the United States and in same day or immediately available funds.

Lender is authorized but not required to record the date and amount of each advance made hereunder, each conversion to a different interest rate and the length of each Interest Period, the date and amount of each payment of principal and interest hereunder, and the resulting unpaid principal balance hereof, in Lender’s internal records, and any such recordation shall be prima facie evidence of the accuracy of the information so recorded; provided however, that Lender’s failure to so record shall not limit or otherwise affect the obligations of Borrower hereunder and under the Credit Agreement to repay the principal hereof and interest hereon.

The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

This promissory note is secured by certain collateral more specifically described in the Credit Agreement and the Collateral Documents.

This promissory note is intended to take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

As of the date first set forth above, this promissory note, together with each other promissory note executed and delivered in connection with the Credit Agreement, shall cancel and supersede that certain promissory note executed by Borrower and payable to [                                              ] pursuant to the [Existing] Fourth Amended and Restated Credit Agreement, as amended.

2

EXHIBIT VI

FORM OF CONFIRMATION OF INCREASE OF COMMITMENT

Dated as of

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of January 6, 2004 (as amended, amended and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), among Jos. A. Bank Clothiers, Inc. (the “Borrower”), the financial institutions from time to time parties thereto (collectively, the “Lenders”) and Wells Fargo Retail Finance, II, LLC, as agent for the Lenders (in such capacity, the “Agent”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the Borrower, the Agent and [INSERT NAME OF BANK INCREASING COMMITMENT] (the “Increasing Lender”) hereby agree as follows:

1.                                       Subject to the terms and conditions of this Confirmation, the Increasing Lender hereby agrees to increase its Commitment by [$          ] on the Effective Date (as defined below) such that after such increase its Commitment shall be [$              ].  Upon such increase, the Commitment of the Increasing Lender shall be automatically increased by the amount of such increase.  The Increasing Lender hereby agrees to be bound by, and hereby requests the agreement of the Borrower and the Agent that the Increasing Lender shall be entitled to the benefits of all of the terms, conditions and provisions of the Credit Agreement associated with such Commitment as increased hereby.

2.                                       The effective date for this Confirmation shall be [                       ] (the “Effective Date”).  Following the execution of this Confirmation by the Borrower, the Increasing Lender and the Agent, it will be delivered to the Agent for recording. Schedule 2.1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 2.1 annexed hereto.  The Agent shall thereafter notify the other Lenders of the revised Schedule 2.1.

3.                                       From and after the Effective Date, the Borrower shall make all payments in respect of the Increasing Lender’s Commitment as increased hereby (including payments of principal, interest, fees and other amounts) to the Agent for the account of the Increasing Lender.

4.                                       THIS CONFIRMATION SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICTS OF LAW).

5.                                       This Confirmation may be executed in any number of counterparts which shall together constitute but one and the same agreement.

2

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Confirmation to be executed as a sealed instrument on its behalf by its officer thereunto duly authorized, to take effect as a sealed instrument as of the date first above written.

[NAME OF INCREASING LENDER]

By:
Name:
Title:

JOS. A. BANK CLOTHIERS, INC.

By:
Name:
Title:

WELLS FARGO RETAIL FINANCE II, LLC, as Agent

By:
Name:
Title:

3

Schedule 2.1

Commitments

Regular Lenders	Commitment	Commitment Percentage
Wells Fargo Retail Finance II, LLC	$37,500,000	37.5%
One Boston Place, 18th Floor
Boston, MA 02108
Attn: Timothy R. Tobin

National City Commercial Finance, Inc.	$30,000,000	30.0%
1965 E. Sixth Street, Suite 400
Cleveland, OH 44114-2214
Attn: James Ritchie

Whitehall Retail Finance, a Division of	$12,500,000	12.5%
Whitehall Business Credit Corporation
45 Braintree Hill Office Park, Suite 303
Braintree, MA 02184
Attn: Brian Kennedy

Siemens Financial Services, Inc.	$10,000,000	10.0%
200 Somerset Corporate Blvd.
Bridgewater, NJ 08807-2843
Attn: A. Keith Broyles

Wachovia Bank, National Association	$10,000,000	10.0%
1339 Chestnut Street, PA 4812
Philadelphia, PA 19107
Attn: [ ]

Total:	$100,000,000	100%

Accordion Commitments

Accordion Lenders	Commitment	Commitment Percentage
Wells Fargo Retail Finance II, LLC	$10,000,000	40.0%
One Boston Place, 18th Floor
Boston, MA 02108
Attn: Timothy R. Tobin

Wachovia Bank, National Association	$10,000,000	40.0%
1339 Chestnut Street, PA 4812
Philadelphia, PA 19107
Attn: [ ]

National City Commercial Finance, Inc.	$5,000,000	20.0%
1965 E. Sixth Street, Suite 400
Cleveland, OH 44114-2214
Attn: James Ritchie

Total:	$25,000,000	100%

Schedule 4.6

Litigation

Ronald Lankford v. Jos. A. Bank Clothiers, Inc. Case No. CV03-204LHL in the Circuit Court of Madison County, Alabama – suit for unjust retention of funds collected as a result of improper calculations and excessive sales tax from consumers on its sales of  item through catalog and internet sales.